Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of January 30, 2008
by and among
BLACK BOX CORPORATION OF PENNSYLVANIA
and
NORSTAN, INC.,
as Borrowers,
THE GUARANTORS PARTIES HERETO FROM TIME TO TIME,
THE LENDERS PARTIES HERETO FROM TIME TO TIME
and
CITIZENS BANK OF PENNSYLVANIA,
as Administrative Agent,
RBS SECURITIES CORP. d/b/a RBS GREENWICH CAPITAL,
as Lead Arranger and Book Runner,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
NATIONAL CITY BANK OF PENNSYLVANIA,
as Co-Documentation Agent,
U.S. BANK,
as Co-Documentation Agent,
CITIBANK NA,
as Co-Documentation Agent

i

4.05	Absence of Conflicts	49
4.06	Financial Statements; Projections	49
4.07	Absence of Undisclosed Liabilities	50
4.08	Absence of Material Adverse Changers	50
4.09	Accurate and Complete Disclosure	50
4.10	Margin Regulations	50
4.11	Subsidiaries	50
4.12	Partnerships, etc.	51
4.13	Ownership and Control	51
4.14	Litigation	51
4.15	Absence of Events of Default	52
4.16	Absence of Other Conflicts	52
4.17	Insurance	52
4.18	Title to Property	52
4.19	Intellectual Property	52
4.20	Taxes	52
4.21	Employee Benefits	53
4.22	Environmental Matters	53
4.23	Permits and Other Operating Rights	54
4.24	Solvency	54
4.25	Regulatory Status	54
4.26	Anti-Terrorism Laws	54

ARTICLE V CONDITIONS OF LENDING
5.01	Conditions to Making Initial Loans and Issuance of Initial Letter of Credit	55
5.02	Conditions to All Loans	57

ARTICLE VI AFFIRMATIVE COVENANTS
6.01	Basic Reporting Requirements	58
6.02	Insurance	62
6.03	Payment of Taxes and Other Potential Charges and Priority Claims	62
6.04	Preservation of Corporate Status	63
6.05	Governmental Approvals and Filings	63
6.06	Maintenance of Properties	63
6.07	Avoidance of Other Conflicts	63
6.08	Financial Accounting Practices	64
6.09	Use of Proceeds	64
6.10	Continuation of or Change in Business	64
6.11	Consolidated Tax Return	65
6.12	Fiscal Year	65
6.13	Covenant to Secure Note Equally	65
6.14	Additional Guarantors	65

ARTICLE VII NEGATIVE COVENANTS
7.01	Anti-Terrorism Laws	65
7.02	Leverage	66

7.03	Interest Coverage	66
7.04	License Agreement	66
7.05	Liens	66
7.06	Indebtedness	67
7.07	Guarantees, Indemnities of the Borrowers, etc.	68
7.08	Loans, Advances and Investments	68
7.09	Dividends and Related Distributions	69
7.10	Sale-Leasebacks	69
7.11	Mergers, Acquisitions, etc.	69
7.12	Dispositions of Properties	69
7.13	Dealings with Affiliates	70
7.14	Capital Expenditures	70
7.15	Limitation on Other Restrictions on Liens	70
7.16	Limitations or Other Restrictions on Dividends by Subsidiaries	70

ARTICLE VIII DEFAULTS
8.01	Events of Default	71
8.02	Consequences of an Event of Default	73

ARTICLE IX THE AGENT
9.01	Appointment	74
9.02	General Nature of Agent’s Duties	74
9.03	Exercise of Powers	75
9.04	General Exculpatory Provisions	75
9.05	Administration by the Agent and the Issuing Bank	76
9.06	Lender Not Relying on Agent or Other Lenders	77
9.07	Indemnification	77
9.08	Agent in its Individual Capacity	78
9.09	Holders of Notes	78
9.10	Successor Agent	78
9.11	Additional Agents	79
9.12	Calculations	78
9.13	Funding by Agent	79
9.14	Other Agents	79

ARTICLE X MISCELLANEOUS
10.01	Holidays	79
10.02	Records	80
10.03	Amendments and Waivers	80
10.04	No Implied Waiver; Cumulative Remedies	81
10.05	Notices; Effectiveness; Electronic Communication	81
10.06	Expenses; Taxes; Indemnity	83
10.07	Severability	84
10.08	Prior Understandings	84
10.09	Duration; Survival	84
10.10	Counterparts	84

10.11	Limitation of Payments	84
10.12	Set-Off	85
10.13	Sharing of Collections	85
10.14	Successors and Assigns; Participation; Assignments	85
10.15	Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability	89
10.16	Termination of Existing Revolving Credit Facilities	91
10.17	Confidentiality	91

ANNEX A	Pricing Grid
ANNEX B	Commitment Schedule
EXHIBIT A	Form of Revolving Credit Note
EXHIBIT A-1	Form of Swingline Note
EXHIBIT B	Form of Letter of Credit Agreement
EXHIBIT C	Form of Documentary Letter of Credit Agreement
EXHIBIT D	Form of Parent Guaranty
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Quarterly Compliance Certificate
EXHIBIT G	Subordination Terms
EXHIBIT H	Form of Transfer Supplement (with Schedules thereto)
Schedule 3.01	Outstanding Letters of Credit
Schedule 4.01	Loan Parties and Subsidiaries
Schedule 4.05	Certain Conflicts
Schedule 4.07	Certain Liabilities
Schedule 4.11	Capital of Subsidiaries
Schedule 4.12	Capitalization of Loan Parties
Schedule 4.14	Litigation
Schedule 4.20	Taxes
Schedule 4.21	Employee Benefits
Schedule 4.22(d)	Environmental Cleanup Sites
Schedule 6.01(e)	Form of Acquisition Disclosure Certificate
Schedule 7.05	Certain Liens
Schedule 7.06	Certain Indebtedness

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
                      THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of January 30, 2008, by and among BLACK BOX CORPORATION OF PENNSYLVANIA, a Delaware corporation (“BBCPA”), and NORSTAN, INC., a Minnesota corporation (“Norstan” -- BBCPA and Norstan are sometimes individually referred to herein as a “Borrower” and collectively as the “Borrowers”), BLACK BOX CORPORATION, a Delaware corporation (the “Parent”), the guarantors parties hereto from time to time (together with the Parent, the “Guarantors”), the Lenders parties hereto from time to time and CITIZENS BANK OF PENNSYLVANIA, a banking association organized and existing under the laws of the Commonwealth of Pennsylvania, as administrative agent for the Lenders parties hereunder (in such capacity, together with the successors in such capacity, the “Agent”).
W I T N E S S E T H:
                      WHEREAS, the Borrowers, the Parent, certain of the Guarantors, the Agent and the “Lender” parties thereto entered into that certain Second Amended and Restated Credit Agreement dated as of January 24, 2005 (as previously amended, the “Existing Credit Agreement”), pursuant to which the Lender parties to the Existing Credit Agreement made a revolving credit facility available in the maximum aggregate amount of $310,000,000 available to the Borrowers (the “Existing Credit Facility”);
                      WHEREAS, the Borrowers have requested that the Lenders amend certain of the terms and provisions of the Existing Credit Agreement to provide for an increase of the Existing Credit Facility to $350,000,000, to refinance the Existing Credit Facility and to provide funds for the working capital requirements and general corporate purposes of the Borrowers, including acquisitions permitted by the terms of this Agreement, and to provide for the issuance of Letters of Credit for the account of the Borrowers;
                      WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement and to extend credit to the Borrowers on the terms and conditions set forth herein; and
                      WHEREAS, this Agreement amends and restates in its entirety the Existing Credit Agreement and, upon the effectiveness of this Agreement, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Existing Credit Agreement, delivered in connection with the Existing Credit Agreement shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations outstanding under the Existing Credit Agreement as of the Closing Date shall remain outstanding and constitute Obligations hereunder. Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations. In furtherance of and, without limiting the foregoing, from and after the Closing Date and except as expressly specified herein, the terms, conditions, and covenants governing the Obligations outstanding under the Existing Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Existing Credit Agreement in its entirety.
                      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
                      1.01.    Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:
                      “Acquisition” of a Person shall mean the acquisition of all or substantially all of the assets of such Person, whether by acquisition of the assets of such Person or of the ownership interests of such Person, or otherwise.
                      “Administrative Questionnaire” means, with respect to each Lender, a questionnaire in the form prepared by the Agent and submitted by such Lender to the Agent (with a copy for the Borrowers), duly completed by such Lender.
                      “Affected Lender” shall have the meaning set forth in Section 2.04(e) hereof.
                      “Affiliate” of a Person (the “Specified Person”) shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person. For purposes of the preceding sentence, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
                      “Agent Fee Letter” shall mean the Agent Fee Letter between BBCPA and Agent, dated as of December 18, 2007, as the same may from time to time be amended, restated or otherwise modified.
                      “Aggregate Commitment” shall mean the aggregate amount of the Revolving Credit Commitments of all of the Lenders.
                      “Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Trading with the Enemies Act (50 U.S.C. §1 et seq.), the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control and any enabling legislation or executive order relating thereto (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

                      “Applicable Lending Office” shall mean, with respect to any Lender (a) in the case of the Base Rate Portion of its Loans, its Domestic Lending Office and (b) in the case of the LIBOR Portion of its Loans, its LIBOR Lending Office.
                      “Applicable Margin” shall have the meaning set forth in Section 2.04(b) hereof.
                      “Applicable Swingline Margin” has the meaning ascribed thereto in Section 2.14.
                      “Applicable Tier” shall have the meaning set forth in Annex A hereof.
                      “Assured Obligation” shall have the meaning set forth in the definition of Guaranty Equivalent.
                      “Base Rate” shall have the meaning set forth in Section 2.04(a)(i) hereof.
                      “Base Rate Option” shall have the meaning set forth in Section 2.04(a)(i) hereof.
                      “Base Rate Portion” of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (a) under the Base Rate Option or (b) in accordance with Section 2.09(c)(ii) hereof. If no Loan or Loans is specified, “Base Rate Portion” shall refer to the Base Rate Portion of all Loans outstanding at such time.
                      “Blocked Person” shall have the meaning given to such term in Section 4.27(b) of this Agreement.
                      “Borrowers’ Agent” shall have the meaning given to such term in Section 2.15 of this Agreement.
                      “Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania.
                      “Capital Expenditures” of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).
                      “Capitalized Lease” shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and “Capitalized Lease Obligation” of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.
                      “Cash Equivalent Investments” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of nine

(9) months from the date of acquisition, (b) commercial paper maturing not in excess of nine (9) months from the date of acquisition and rated “P-1” by Moody’s Investors Service or “A-1” by Standard & Poor’s Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of nine (9) months from the date of acquisition; or (ii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type referred to in clause (a) above.
                      “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.
                      “CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.
                      “Change of Control” shall mean any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act) of 50% or more of the combined voting power of all the outstanding voting securities of the Parent.
                      “Citizens” shall mean Citizens Bank of Pennsylvania in its individual capacity.
                      “Closing Date” shall mean the date of the making of the first Loan or issuance (or deemed issuance) of the first Letter of Credit hereunder on or after the date of the execution and delivery of this Third Amended and Restated Credit Agreement.
                      “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
                      “Commitment” of a Lender shall mean the Revolving Credit Commitment of such Lender.
                      “Commitment Fee” shall have the meaning set forth in Section 2.02 hereof.
                      “Commitment Fee Rate” shall have the meaning set forth in Section 2.02.
                      “Commitment Percentage” of any Lender at any time shall mean the ratio of such Lender’s Revolving Credit Committed Amount set forth next to its name on the Commitment Schedule to the aggregate Revolving Credit Committed Amounts of each of the Lenders subject to transfer to another Lender as provided in Section 10.14 hereof.

                      “Commitment Schedule” means the Schedule attached to this Agreement identified as such in Annex B.
                      “Consolidated EBIT” for any period, with respect to the Parent and its consolidated Subsidiaries, shall mean the sum of (a) Consolidated Net Income of the Parent and its consolidated Subsidiaries for such period, (b) Consolidated Interest Expense for such period and (c) charges against income for foreign, federal, state and local income taxes for such period, all as determined on a consolidated basis in accordance with GAAP.
                      “Consolidated EBITDA” for any period, with respect to the Parent and its consolidated Subsidiaries, shall mean the sum of (a) Consolidated EBIT for such period, (b) depreciation expense for such period, (c) amortization expense for such period, (d) expense (including legal and accounting fees and expenses and payments made to or on behalf of employees of Parent), up to a maximum amount of $10,000,000 in the aggregate, incurred as a cash charge with respect to, and directly related to, the Parent’s remediation of issues related to Section 409A of the Internal Revenue Code, (e) non-cash charges for which no future cash expenditure is reasonably anticipated (including FAS 123R stock option expense) to the extent included in determining Consolidated Net Income, and (f) the non-cash effects of interest rate Swaps (which, for avoidance of doubt, shall include both additions on account of items of non-cash expense and reductions on account of items of non-cash income) to the extent included in determining Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.
                      “Consolidated Interest Coverage Ratio”, as of the last day of any fiscal quarter, shall mean the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case of the Parent and its consolidated Subsidiaries for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period. If an Acquisition occurs during such period, each element of the Consolidated Interest Coverage Ratio shall be calculated on a pro forma basis as if the Acquisition had been made, and any Indebtedness or other obligations issued or incurred in connection therewith had been issued or incurred, as of the first day of such period; provided, however, that in making such calculations the Borrowers may ignore, to an extent not unsatisfactory to the Agent or the Required Lenders, those expenses and distributions of the acquired Person that would not have been incurred had the Acquisition occurred as of the first day of such period. In making such pro forma calculation of the Consolidated Interest Expense with respect to Indebtedness or other obligations issued or incurred in connection with the Acquisition, interest expense thereon shall be calculated by using the actual interest rate incurred by Borrowers on Indebtedness issued under this Agreement during the period that such pro forma Indebtedness is, or is deemed to be, outstanding.
                      “Consolidated Interest Expense” for any period shall mean the total interest expense of the Parent and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, however, non-cash charges on account of interest rate Swaps to the extent included in determining Consolidated Net Income.
                      “Consolidated Leverage Ratio”, as of the last day of each fiscal quarter, shall mean the ratio of (a) the aggregate Indebtedness of the Parent and its consolidated Subsidiaries as of such day to (b) Consolidated EBITDA of the Parent and its consolidated Subsidiaries for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period. If an Acquisition occurs during such period, the Consolidated Leverage Ratio shall be calculated on a pro forma basis as if the Acquisition had been made as of the first day of such period, provided that (i) (A) Consolidated EBITDA of the Parent and its existing consolidated Subsidiaries shall be calculated as set forth in the immediately preceding sentence, and (B) Consolidated EBITDA of the Person that is the subject of the Acquisition shall be calculated either (1) for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period, or (2) for the twelve month period ending on such day, considered as a single accounting period, whichever is available to the Borrowers and is most current, and (ii) the aggregate Indebtedness of the Parent and its consolidated Subsidiaries as of the date of determination of the Consolidated Leverage Ratio shall be calculated to include all Indebtedness of the Parent and its existing consolidated Subsidiaries and all Indebtedness incurred in connection with and after giving effect to the Acquisition (and including, on a pro forma basis, all Indebtedness to be incurred in connection with the Acquisition but not yet outstanding on such date); provided, however, that in making such calculations the Borrowers may ignore, to an extent not unsatisfactory to the Agent or the Required Lenders, those expenses and distributions of the acquired Person that would not have been incurred had the Acquisition occurred as of the first day of such period.
                      “Consolidated Net Income” for any period, with respect to the Parent and its consolidated Subsidiaries shall mean the net earnings (or loss) after taxes of the Parent and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) income or loss accounted for by the Parent on the equity method because of the income (or deficit) during such period of any Person (other than a consolidated Subsidiary of the Parent) in which the Parent or any consolidated Subsidiary of the Parent has an ownership interest, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Parent or such consolidated Subsidiary of the Parent in the form of cash or property dividends or similar distributions, (b) the undistributed earnings of any consolidated Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of the Parent is restricted (whether such restriction arises by operation of Law (including Law applicable to a foreign Subsidiary), by agreement, by its articles of incorporation or by-laws (or other constituent documents), or otherwise), (c) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Parent or any consolidated Subsidiary of the Parent.
                      “Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with any Loan Party is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
                      “Corresponding Source of Funds” shall mean, with respect to any Funding Segment of the LIBOR Portion, the proceeds of hypothetical receipts by a Notional LIBOR Funding Office or by a Lender through a Notional LIBOR Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the LIBOR Funding Period corresponding to such Funding Segment having maturities approximately equal to such LIBOR

Funding Period and in an aggregate amount approximately equal to such Lender’s Pro Rata share of such Funding Segment.
                      “Documentary Letter of Credit Application” shall have the meaning set forth in Section 3.03(b) hereof.
                      “Dollar,” “Dollars” and the symbol “S” shall mean lawful money of the United States of America.
                      “Dollar Equivalent Amount” of any Letter of Credit shall mean (a) with respect to a Letter of Credit denominated in an Other Currency, an amount equal to the amount of Dollars that the amount of such Other Currency (equal to the face amount of such Letter of Credit) could purchase at 12:00 p.m., noon, Pittsburgh time, on the date of determination, computed at the mean of the Issuing Bank’s then current selling and purchasing rates of exchange for transmission to the place of payment when payment is to be made in such Other Currency plus any and all actual costs, premiums, and expenses arising from all currency conversions incurred by the Issuing Bank in connection therewith provided, however, that if at the time of any such determination, for any reason, no such current selling and purchasing rates of exchange are being quoted, the Issuing Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error and (b) with respect to a Letter of Credit denominated in US Currency, an amount in Dollars equal to the principal amount of such Letter of Credit.
                      “Domestic Funding Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Funding Office) or such other office as such Lender may hereafter designate as its Domestic Funding Office by notice to the Borrowers and the Agent.
                      “Domestic Subsidiaries” shall mean each Subsidiary of the Parent incorporated under the laws of the District of Columbia or under the laws of any state or commonwealth of the United States.
                      “Environmental Affiliate” shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).
                      “Environmental Approvals” shall mean any Governmental Action pursuant to or required under any Environmental Law.
                      “Environmental Claim” shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other written communication by any other Person (including but not limited to any Governmental Authority, citizens’ group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any

Environmental Concern Materials at any location, whether or not owned by such Person, in violation of any Environmental Law.
                      “Environmental Cleanup Site” shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.
                      “Environmental Concern Materials” shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated by any Environmental Law (including but not limited to any “hazardous substance” as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.
                      “Environmental Law” shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, “Environmental Law” shall also include any Environmental Approval and the terms and conditions thereof.
                      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
                      “Event of Default” shall mean any of the Events of Default described in Section 8.01 hereof.
                      “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
                      “Existing Credit Agreement” and “Existing Credit Facility” have the respective meanings set forth in the Preambles to this Agreement.
                      “FAS 123R” means Statement No. 123 (revised 2004), Share-Based Payment, of the Financial Accounting Standards Board.

                      “Federal Funds Effective Rate” for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
                      “Funding Segment” of the LIBOR Portion of the Loans at any time shall mean the entire principal amount of the LIBOR Portion to which at the time in question there is applicable a particular LIBOR Funding Period beginning on a particular day and ending on a particular day. (By definition, the LIBOR Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of the LIBOR Portion at any time equals the principal amount of the LIBOR Portion at such time.)
                      “GAAP” shall have the meaning set forth in Section 1.03 hereof.
                      “Governmental Action” shall have the meaning set forth in Section 4.04 hereof.
                      “Governmental Authority” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
                      “Guaranteed Obligations” shall mean all obligations from time to time of the Borrowers to the Lenders under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrowers or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not enforceable or allowable in such proceeding). Without limitation of the foregoing, such obligations include all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied. Without limitation of the foregoing, the Lender (or any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including, without limitation, all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including, without limitation, any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of the Agreement.
                      “Guarantors” shall mean the Parent and the Domestic Subsidiaries.
                      “Guaranty Equivalent”: A Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.
                      “Indebtedness” of a Person shall mean (without duplication) and in each case except for trade accounts payable in the ordinary course of business and deferred revenue representing obligations under maintenance contracts:
                      (a)        All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;
                      (b)        All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
                      (c)        All obligations of such Person for the deferred purchase price of property or services;
                      (d)        All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);
                      (e)        The unreimbursed amount of all drawings under any letter of credit issued for the account of such Person;

                      (f)        All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;
                      (g)        All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;
                      (h)        All obligations of such Persons under any Swaps; and
                      (i)        All indebtedness of others as to which such Person is a Deemed Guarantor under a Guaranty Equivalent.
                      “Indemnified Parties” shall mean the Lender Parties and their respective affiliates, and their respective directors, officers, employees, attorneys and agents.
                      “Issuing Banks” shall mean (x) the Issuing Bank Representative and (y) such of its affiliates as the Issuing Bank Representative may (subject to the approval of the Borrowers, such approval not to be unreasonably withheld) from time to time elect to cause to issue Letters of Credit.
                      “Issuing Bank Representative” shall mean Citizens Bank of Pennsylvania.
                      “Law” shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
                      “Lender” shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders. “Lender” shall in any event include the Issuing Banks and the Swingline Lender.
                      “Lender Parties” shall mean the Lenders and the Agent.
                      “Letter of Credit” shall have the meaning set forth in Section 3.01(b) hereof.
                      “Letter of Credit Application” shall mean the Documentary Letter of Credit Application and Standby Letter of Credit Application.
                      “Letter of Credit Collateral Account” shall have the meaning set forth in Section 3.10(b) hereof.
                      “Letter of Credit Exposure” at any time shall mean the sum of (a) the aggregate Letter of Credit Unreimbursed Draws and (b) the aggregate Letter of Credit Undrawn Availability.
                      “Letter of Credit Facing Fee” shall have the meaning given that term in Section 3.02(b).
                      “Letter of Credit Fee” shall have the meaning given that term in Section 3.02(a).

                      “Letter of Credit Obligation” shall mean at any particular time all liabilities of the Borrowers with respect to Letters of Credit, whether or not such liability is contingent, including (without duplication) the sum of (a) the aggregate Letter of Credit Undrawn Availability of all Letters of Credit then outstanding plus (b) the aggregate amount of all unpaid Letters of Credit Reimbursement Obligations.
                      “Letter of Credit Participating Interest” shall have the meaning given that term in Section 3.04(a).
                      “Letter of Credit Reimbursement Obligation” with respect to a Letter of Credit means, collectively, (a) the obligation of the Borrowers to reimburse the Issuing Bank in accordance with the terms of this Agreement and the related Letter of Credit Application for Letter of Credit Unreimbursed Draws, together with interest thereon, and (b) all fees and expenses payable to the Agent for the account of the Lenders in respect of any Letter of Credit.
                      “Letter of Credit Undrawn Availability” with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.
                      “Letter of Credit Unreimbursed Draws” with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the issuer under such Letter of Credit, to the extent not repaid by the Borrowers.
                      “LIBOR” shall have the meaning set forth in Section 2.04(a)(ii) hereof.
                      “LIBOR Funding Period” shall have the meaning set forth in Section 2.04(c) hereof.
                      “LIBOR Option” shall have the meaning set forth in Section 2.04(a)(ii) hereof.
                      “LIBOR Portion” of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the LIBOR Option or at a rate calculated by reference to the LIBOR under Section 2.09(c)(i) hereof. If no Loan or Loans is specified, “LIBOR Portion” shall refer to the LIBOR Portion of all Loans outstanding at such time.
                      “LIBOR Rate Breakage Fee” shall have the meaning set forth in Section 2.06(b) hereof.
                      “LIBOR Reserve Percentage” shall have the meaning set forth in Section 2.04(a)(ii) hereof.
                      “License Agreement” shall mean that certain amended and restated license agreement with an effective date of April 1, 2007, as amended from time to time, between BB Technologies, Inc. and Black Box Corporation of Pennsylvania.

                      “Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
                      “Loan” shall mean any loan made by a Lender to the Borrowers, or either of them, under this Agreement, including, without limitation, any Swingline Loan, and “Loans” shall mean all Loans made by the Lenders under this Agreement.
                      “Loan Documents” shall mean this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guarantees, the Letters of Credit, the Letter of Credit Applications, the Transfer Supplement and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.
                      “Loan Party” shall mean the Borrowers and the Guarantors.
                      “London Business Day” shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.
                      “Material Adverse Effect” shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of a Loan Party and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of any Loan Party to perform or comply with any of the terms and conditions of any Loan Document, or (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of any Lender to enforce any rights or remedies under or in connection with any Loan Document.
                      “Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrowers or any Controlled Group Member has or had an obligation to contribute.
                      “Net Income” of any Person for any period shall mean the net earnings (or loss) after taxes of such Person for such period determined in accordance with GAAP (exclusive of principles of consolidation).
                      “Norstan” means Norstan, Inc., a Minnesota corporation.
                      “Note” or “Notes” shall mean the Revolving Credit Notes of the Borrowers executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or in part.
                      “Notional LIBOR Funding Office” shall have the meaning given to that term in Section 2.12(a) hereof.
                      “Obligations” shall mean all indebtedness, obligations and liabilities of the Borrowers, or either of them, to any Lender, any Issuing Bank or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of the Loans, Reimbursement Obligations, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made or the Letters of Credit were issued in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend and to issue Letters of Credit. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.
                      “Office,” when used in connection with the Agent, shall mean its office located at 525 William Penn Place, 29th Floor, Pittsburgh, Pennsylvania 15219, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrowers.
                      “Option” shall mean the Base Rate Option or the LIBOR Option, as the case may be.
                      “Other Currency” shall mean Canadian Dollars, British Pounds, Swiss Francs, Singapore Dollars, Danish Kroner, Euros, Japanese Yen, Australian Dollars, Brazilian Reais, Mexican Pesos, Norwegian Kroner, Swedish Kronor and any freely available currency that is freely transferable and freely convertible into Dollars and requested by the Borrowers and acceptable to all of the Lenders and to the Agent and the Issuing Bank.
                      “Outstanding Letters of Credit” shall have the meaning set forth in Section 3.01(a) hereof.
                      “Parent” shall mean Black Box Corporation, a Delaware corporation.
                      “Parent Guaranty” shall have the meaning set forth in Section 5.01(m) hereof.
                      “Participant” shall have the meaning set forth in Section 10.14(b) hereof.
                      “PBGC” means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.
                      “Pension-Related Event” shall mean any of the following events or conditions:
                      (a)        Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                      (b)        PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;
                      (c)        Any Reportable Event occurs with respect to a Plan;
                      (d)        Any action occurs or is taken which could result in any Loan Party becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or
                      (e)        (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or any Loan Party or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.
                      “Person” shall mean an individual or a corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.
                      “Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which any Loan Party or any Controlled Group Member is or has been within the preceding five (5) years a “contributing sponsor” within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five (5) years maintained for employees of any Loan Party or any Controlled Group Member.
                      “Portion” shall mean the Base Rate Portion or the LIBOR Portion, as the case may be.
                      “Postretirement Benefits” shall mean any benefits, other than retirement income, provided by any Loan Party to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.
                      “Potential Default” shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.
                      “Pricing Grid” means the table identified as such in Annex A.
                      “Prime Rate” as used herein, shall mean the interest rate per annum announced from time to time by Citizens Bank of Pennsylvania as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate which rate may be greater or less then other interest rates charged by Citizens Bank of Pennsylvania to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank of Pennsylvania may charge any particular borrower or class of borrowers.
                      “Pro Rata” shall mean from or to each Lender in proportion to such Lender’s Commitment Percentage.
                      “Purchasing Lender” shall have the meaning set forth in Section 10.14(c).
                      “Register” shall have the meaning set forth in Section 10.14(d).
                      “Reportable Event” means (a) a reportable event described in Section 4043 of ERISA and regulations thereunder, (b) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (c) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4068(f) of ERISA, or (d) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.
                      “Required Lenders” shall mean, as of any date, Lenders which have Commitments constituting, in the aggregate, at least a majority of the total Commitments of all the Lenders or, if the Commitments have terminated, Lenders holding in the aggregate at least a majority of the Revolving Credit Exposures.
                      “Responsible Officer” with respect to any Loan Party shall mean the Chief Executive Officer, President, any Vice President, Treasurer, Chief Financial Officer or Controller of such Loan Party.
                      “Revolving Credit Commitment” shall have the meaning set forth in Section 2.01(a) hereof.
                      “Revolving Credit Committed Amount” shall have the meaning set forth in Section 2.01(a) hereof.
                      “Revolving Credit Exposure” of any Lender at any time shall mean the sum at such time of the outstanding principal amount of such Lender’s Revolving Credit Loans plus such Lender’s Pro Rata share of the sum of the aggregate Letter of Credit Exposure plus such Lender’s Pro Rata share of the outstanding principal amount of Swingline Loans.
                      “Revolving Credit Extensions of Credit” shall mean, at any particular time, the sum of (a) the aggregate unpaid principal amount of Revolving Credit Loans then outstanding, (b) the aggregate Letter of Credit Obligations then outstanding and (c) the aggregate unpaid principal amount of Swingline Loans then outstanding; provided, however, that for purposes of determining the amount of Commitment Fee payable to each Lender under Section 2.02, the amount of Swingline Loans outstanding shall be attributable only to the Swingline Lender and not to any other Lender, except to the extent a Lender has funded its participation interest in a

Swingline Loan, in which case the amount of such funding shall be attributable to such Lender and not to the Swingline Lender.
                      “Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a) hereof.
                      “Revolving Credit Maturity Date” shall mean January 30, 2013.
                      “Revolving Credit Notes” shall mean the promissory notes of the Borrowers executed and delivered under Section 2.01(c) hereof, any promissory note issued in substitution therefor pursuant to Section 10.14(c) and Section 2.12(b), together with all extensions, renewals, refinancings or refundings thereof in whole or part.
                      “Solvent” means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person’s property constitutes or would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
                      “Standard Notice” shall mean an irrevocable notice provided to the Agent on a Business Day which is:
                      (a)        The same day in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and
                      (b)        At least three (3) London Business Days in advance in the case of selection of the LIBOR Option or prepayment of any LIBOR Portion.
Standard Notice must be provided no later than 12:00 Noon, Pittsburgh time, on the last day permitted for such notice.
                      “Standby Letter of Credit Application” shall have the meaning set forth in Section 3.03(a) hereof.
                      “Stock Payment” by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such

Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.
                      “Subsidiary” of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.
                      “Subsidiary Guarantees” shall have the meaning set forth in Section 5.01(m) hereof.
                      “Swaps” and “Swap” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
                      “Swingline Interest Period” has the meaning ascribed thereto in Section 2.14.
                      “Swingline Interest Payment Date” has the meaning ascribed thereto in Section 2.14.
                      “Swingline LIBOR Rate” has the meaning ascribed thereto in Section 2.14.
                      “Swingline Lender” shall mean Citizens Bank of Pennsylvania.
                      “Swingline Loans” has the meaning ascribed thereto in Section 2.13.
                      “Swingline Note” shall mean the promissory note of the Borrowers executed and delivered under Section 2.14 hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.
                      “Taxes” shall have the meaning set forth in Section 2.11(a) hereof.
                      “Transfer Supplement” shall have the meaning set forth in Section 10.14(c) hereof.
                      “US Currency” shall mean Dollars.

                      1.02.    Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “property” includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to “determination” (and similar terms) by the Agent or any Lender include good faith estimates by the Agent or any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or any Lender (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “out-of-pocket expenses” of a Person (and similar terms) include, but are not limited to, the reasonable fees of in-house counsel and other in-house professionals of such Person to the extent that such fees are routinely identified and specifically charged under such Person’s normal cost accounting system. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.
                      1.03.    Accounting Principles.
                      (a)        As used herein, “GAAP” shall mean generally accepted accounting principles as such principles shall be in effect at the Relevant Date, subject to the provisions of this Section 1.03. As used herein, “Relevant Date” shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.
                      (b)        Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.
                      (c)        If any change in GAAP after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred or in the opinion of the Borrowers would likely occur which would not have occurred or be likely to occur if no change in accounting principles had taken place,
            (i)       The Lenders agree that such violation shall not be considered to constitute an Event of Default or a Potential Default for a period of ninety (90) days from the date the Borrowers notify the Agent of the application of this Section 1.03(c);
            (ii)      The Borrowers and the Lenders agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP; and
            (iii)      If the Borrowers and the Lenders are unable to negotiate such an amendment within such ninety-day period, the Borrowers shall have the option of (A) prepaying the

Revolving Credit Loans and causing the cancellation of any Letters of Credit (pursuant to applicable provisions hereof) or (B) submitting the drafting of such an amendment to an independent registered public accounting firm of nationally recognized standing acceptable to the Borrowers and the Agent which shall complete its draft of such amendment within ninety (90) days of submission; if the Borrowers and the Lenders cannot agree, the firm shall be selected by binding arbitration in the City of Pittsburgh, Pennsylvania, in accordance with the rules then being used by the American Arbitration Association. If the Borrowers do not exercise either such option within said period, then as used in this Agreement, “GAAP” shall mean generally accepted accounting principles in effect at the Relevant Date. Each Lender agrees that if the Borrowers elect the option in clause (B) above, until such firm has been selected and completes drafting such amendment, no such violation shall constitute an Event of Default or a Potential Default.
                      (d)        If any change in GAAP after the date of this Agreement is required to be applied to transactions or conditions then or thereafter in existence, and the Lenders shall assert that the effect of such change is or shall likely be to distort materially the effect of any of the definitions of financial terms in Article I hereof or any of the covenants of the Borrowers in Article VII hereof (the “Financial Provisions”), so that the intended economic effect of any of the Financial Provisions will not in fact be accomplished,
            (i)       The Agent shall notify the Borrowers of such assertion, specifying the change in GAAP which is objected to, and until otherwise determined as provided below, the specified change in GAAP shall not be made by the Borrowers in their financial statements for the purpose of applying the Financial Provisions; and
            (ii)      The Borrowers and the Lenders shall follow the procedures set forth in paragraph (ii) and the first sentence of paragraph (iii) of subsection (c) of this Section. If the Borrowers and the Lenders are unable to agree on an amendment as provided in said paragraph (ii) and if the Borrowers do not exercise either option set forth in the first sentence of said paragraph (iii) within the specified period, then as used in this Agreement “GAAP” shall mean generally accepted accounting principles in effect at the Relevant Date, except that the specified change in GAAP which is objected to by the Lenders shall not be made in applying the Financial Provisions. The Lenders agree that if the Borrowers elect the option in clause (B) of the first sentence of said paragraph (iii), until such independent firm has been selected and completes drafting such amendment, the specified change in GAAP shall not be made in applying the Financial Provisions.
                      (e)        All expenses of compliance with this Section 1.03 shall be paid for by the Borrowers.
ARTICLE II
REVOLVING CREDIT
                      2.01.    Revolving Credit Loans.
                      (a)        Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender’s “Revolving Credit Commitment”) to make loans (the “Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date. A Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Lender’s Pro Rata share of the total Revolving Credit Extensions of Credit at any time outstanding would exceed such Lender’s Revolving Credit Committed Amount at such time. Each Lender’s “Revolving Credit Committed Amount” at any time shall be equal to the amount set forth on the Commitment Schedule across from its name.
                      (b)        Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder.
                      (c)        Revolving Credit Note. The obligation of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to them by each Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrowers, dated the Closing Date, the date any Lender joins the Credit Agreement, or the date on which a Lender receives a replacement Revolving Credit Note (the “Revolving Credit Notes”) in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender’s Revolving Credit Committed Amount.
                      (d)        Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date and, to the extent that the aggregate Revolving Credit Extensions of Credit at any time outstanding is in excess of the aggregate of all Revolving Credit Committed Amounts at such time (whether as a result of the reduction of the Revolving Credit Committed Amounts or otherwise), a portion of the Revolving Credit Loans in an amount equal to such excess shall be immediately due and payable.
                      (e)        Changes in Commitments.
                      (1)        Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the aggregate amount of the Revolving Credit Commitments to an amount not less than the then existing Revolving Credit Extensions of Credit, by giving Agent not fewer than ten (10) Business Days’ (or thirty (30) Business Days’ if the Revolving Credit Commitments are to be reduced or terminated in their entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Credit Committed Amount of all of the Lenders as so reduced. If Borrowers reduce in whole the Revolving Credit Commitments of the Lenders, on the effective date of such reduction (Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and commitment and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swingline Loans shall exist), all of the Revolving Credit Notes and the Swing Line Note shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower.

Any partial reduction in the Revolving Credit Committed Amount of all of the Lenders shall be effective from the effective date of such reduction as provided above through and including the Revolving Credit Maturity Date.
                      (2)        Borrowers may seek at their option, upon at least ten (10) Business Days’ prior written notice to the Agent, to increase the Aggregate Commitment by an amount up to, but not exceeding, an additional One Hundred Million Dollars ($100,000,000) over the Aggregate Commitment in effect on the Closing Date; provided that any such increase in the Aggregate Commitment shall be, in an aggregate amount, for all of the Lenders, not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000). Such notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Event of Default has occurred and is continuing. The Borrowers may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on either a ratable basis to the Lenders or, with the prior written consent of the Agent, on a non pro-rata basis to one or more Lenders and/or to other banks or financial institutions reasonably acceptable to the Agent. No increase in the Aggregate Commitment shall become effective until (i) (A) the existing or new Lenders extending such incremental Revolving Credit Commitment amount and the Borrowers shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender confirms the amount of its Revolving Credit Commitment increase, any such new Lender states its Revolving Credit Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, and the Borrowers accept such incremental Revolving Credit Commitments, and (B) Borrowers shall have executed and delivered to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent, and (ii) the Guarantors shall have delivered to the Agent a signed acknowledgment confirming their continuing obligations under the Guarantees after giving effect to the contemplated increase in the Aggregate Commitment. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Credit Commitment, of an interest in each then outstanding Loan (if any) such that, after giving effect thereto, all such Loans are held ratably by the Lenders in proportion to their respective Revolving Credit Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest. Entitlement to ongoing commitment fees under Section 2.02(a) or letter of credit fees under Section 3.02(a), as applicable, shall be allocated ratably to the Lenders following such increase in proportion to the new Revolving Credit Commitments based upon the date such new Revolving Credit Commitment amounts become effective.
                      2.02.    Commitment Fee; Other Fees.    (a) The Borrowers shall pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) calculated at the Commitment Fee Rate for each day from and including the date hereof to but not including the Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Commitment terminates), on the amount (not less than zero) equal to (i) such Lender’s Revolving Credit Committed Amount minus (ii) such Lender’s Revolving Credit Extensions of Credit on such day. Such Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid (x) on the first day of each January, April, July and October and (y) on the date of each reduction of the Revolving Credit Committed Amounts on the amount so reduced and (z) on the Revolving Credit Maturity Date. For purposes hereof, the

“Commitment Fee Rate” for each day shall mean the applicable percentage set forth in Annex A based on the Applicable Tier on such day times 1/360.
                      (b)        The Borrowers shall pay to Agent, for the benefit of the Lenders or for its benefit, as the case may be, the fees set forth in the Agent Fee Letter.
                      2.03.    Making of Loans. Whenever the Borrower desires that the Lenders make Revolving Credit Loans, the Borrowers’ Agent shall provide Standard Notice to the Agent setting forth the following information:
                      (a)        The date, which shall be a Business Day, on which such proposed Loans are to be made;
                      (b)        The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.03, and which shall be an integral multiple of $100,000 for Loans subject to the Base Rate and not less than $250,000 or such amount plus an integral multiple of $100,000 in excess thereof for the Funding Segment of the LIBOR Portion;
                      (c)        The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion, as the case may be, of such proposed Loans; and
                      (d)        With respect to each such Funding Segment of such proposed Loans, the LIBOR Funding Period to apply to such Funding Segment, selected in accordance with Section 2.04(c) hereof.
Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender’s Loan. Unless any applicable condition specified in Article V hereof has not been satisfied, on the date specified in such Standard Notice, each Lender shall make the proceeds of its Loan available to the Agent, no later than 2:00 p.m., Pittsburgh time, in funds immediately available at the Agent’s Office. The Agent will make the funds so received available to the Borrowers in funds immediately available at the Agent’s Office.
                      2.04.    Interest Rates.
                      (a)        Optional Bases of Borrowing. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrowers’ Agent from among the interest rate Options set forth below. Subject to the provisions of this Agreement, the Borrowers’ Agent may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the LIBOR Portion of the Loans. The aggregate number of Funding Segments applicable to the LIBOR Portion of the Loans at any time shall not exceed fifteen (15).

            (i)       Base Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day. The “Base Rate” for any day shall mean the greater of (A) the Prime Rate for such day or (B) 0.50% plus the Federal Funds Effective Rate for such day such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.
            (ii)      LIBOR Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the LIBOR for such day plus the Applicable Margin for such day. The “LIBOR Rate” for any day shall mean for each Funding Segment of the LIBOR Portion corresponding to a proposed or existing LIBOR Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/1000 of 1%) (A) the rate of interest (which shall be the same for each day in such LIBOR Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested Funding Segment for the designated LIBOR Funding Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on Dow Jones Market Service (formerly known as Telerate) display page 3750 as of 11:00 a.m. London time on the day which is two London Business Days prior to the beginning of such Funding Period for delivery on the first day of such LIBOR Funding Period and having maturities comparable to such LIBOR Funding Period (except that the LIBOR Rate with respect to a two-week LIBOR Funding Period shall be offered only as available with no amount to be due pursuant to Section 2.10(b) as a result thereof) by (B) a number equal to 1.00 minus the LIBOR Reserve Percentage.
                      The “LIBOR Rate” may also be expressed by the following formula:
                                  [Dow Jones Market Service                 ]
                                  [display page 3750 LIBOR rate as       ]
            LIBOR =       [determined by the Agent per subsection (A)                ]
                                  [1.00 - LIBOR Reserve Percentage               ]
                      “LIBOR Reserve Percentage” for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/1000 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage. The LIBOR Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the “LIBOR Reserve Percentage” as herein defined.

            The Agent shall give prompt notice to the Borrowers’ Agent and to the Lenders of the LIBOR Rate determined or adjusted in accordance with the definition of the LIBOR Rate, which determination or adjustment shall be conclusive if made in good faith.
                      (b)        Applicable Margin. The Applicable Margin for each day shall mean the applicable percentage set forth in Annex A for each interest rate option based on the Applicable Tier on such day, provided that, from the Closing Date through the date which is the first day of the month following the date which is five days after the date on which the Parent files its Quarterly Report on Form 10-Q for the quarter ending December 29, 2007, (and until the Applicable Tier is recalculated in accordance with the third sentence set forth on Annex A), the Applicable Tier shall be Tier IV.
                      (c)        LIBOR Funding Periods. At any time when the Borrowers’ Agent shall select, convert to or renew the LIBOR Option to apply to any part of the Loans, the Borrowers’ Agent shall specify one or more periods during which the LIBOR Option shall apply, such periods being two weeks (as available) or one, two, three or six months or one year (as available)(“LIBOR Funding Period”); provided, that (i) each LIBOR Funding Period shall begin on a London Business Day, and the term “month”, when used in connection with a LIBOR Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such LIBOR Funding Period, as determined in good faith by the Agent (which determination shall be conclusive); (ii) the Borrowers’ Agent may not select a LIBOR Funding Period that would end after the Revolving Credit Maturity Date; and (iii) the Borrowers’ Agent shall, in selecting any LIBOR Funding Period, allow for scheduled mandatory payments of the Loans. Any LIBOR Funding Period which would otherwise end on a date which is not a London Business Day shall be extended to the next succeeding London Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Funding Period shall end on the immediately preceding London Business Day. The Borrowers shall not select the LIBOR Option to be applicable to a Portion of the Loans if after giving effect to such selection of the LIBOR Option more than fifteen (15) LIBOR Funding Segments would then be in effect.
                      (d)        Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of (i) the Base Rate Portion shall be for not less than the lesser of $100,000 or the maximum amount available for Loans to which the Basic Rate option applies and (ii) each Funding Segment of the LIBOR Portion of the Loans shall be $250,000 or an integral multiple of $100,000 in excess thereof.
                      (e)        LIBOR Unascertainable; Impracticability. If
            (i)       on any date on which a LIBOR would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:
                      (A)        adequate and reasonable means do not exist for ascertaining such LIBOR,

                      (B)        a contingency has occurred which materially and adversely affects the interbank eurodollar market, or
                      (C)        the effective cost to such Lender of funding a proposed Funding Segment of the LIBOR Portion from a Corresponding Source of Funds shall exceed the LIBOR applicable to such Funding Segment, or
            (ii)      at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the LIBOR Portion has been made impracticable or unlawful by compliance by such Lender or a Notional LIBOR Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);
then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrowers of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrowers to select, convert to or renew the LIBOR Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrowers (and any Lender giving such notice shall notify the Agent) of the Agent’s or such Lender’s determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist.
                      If any Lender notifies the Borrowers of a determination under subsection (ii) of this Section 2.04(e), the LIBOR Portion of the Loans of such Lender (the “Affected Lender”) shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).
                      If at the time the Agent or a Lender makes a determination under subsection (i) or (ii) of this Section 2.04(e) the Borrowers previously have notified the Agent that it wishes to select, convert to or renew the LIBOR Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the LIBOR Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.
                      2.05.    Conversion or Renewal of Interest Rate Options.
                      (a)        Conversion or Renewal. Subject to the provisions of Sections 2.09(c) and 2.10(b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrowers may convert any part of the Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the LIBOR Option as to any Funding Segment of the LIBOR Portion:
            (i)       At any time with respect to conversion from the Base Rate Option; or
            (ii)      At the expiration of any LIBOR Funding Period with respect to conversions from or renewals of the LIBOR Option, as to the Funding Segment corresponding to such expiring LIBOR Funding Period.

Whenever the Borrowers desire to convert or renew any interest rate Option or Options, the Borrowers’ Agent shall provide to the Agent Standard Notice setting forth the following information:
                      (A)        The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;
                      (B)        The principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion to be converted from or renewed;
                      (C)        The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion to be converted to; and
                      (D)        With respect to each Funding Segment to be converted to or renewed, the LIBOR Funding Period selected in accordance with Section 2.04(c) hereof to apply to such Funding Segment.
Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.
                      (b)        Failure to Convert or Renew. Absent due notice from the Borrowers’ Agent of conversion or renewal in the circumstances described in Section 2.05(a)(ii) hereof, any part of the LIBOR Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring LIBOR Funding Period.
                      2.06.    Prepayments Generally.
                      (a)        Whenever the Borrowers desire or are required to prepay any part of the Loans, the Borrowers’ Agent shall provide Standard Notice to the Agent setting forth the following information: (i) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (ii) the total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (iii) of this sentence; and (iii) the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each part of each Funding Segment of the LIBOR Portion to be prepaid. Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the LIBOR Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.
                      (b)        Upon: (i) any default by Borrowers in making any borrowing of, conversion into or continuation of any LIBOR Portion following Borrowers’ delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Portion on any day that is not the last day of the relevant LIBOR Funding Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrowers shall pay an amount (“LIBOR Rate Breakage Fee”), as calculated in good faith by the Agent, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Agent or the Lenders may sustain as a result of such default or payment.
                      2.07.    Optional Prepayments. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (subject, however, to Section 2.10 hereof):
                      (a)        At any time with respect to any part of the Base Rate Portion; or
                      (b)        In accordance with the terms and conditions hereof with respect to LIBOR Portions, including the following. The Borrowers shall give the Agent, no later than 12:00 noon, Pittsburgh time, at least three (3) Business Days notice of any proposed prepayment of any Funding Segment of the LIBOR Portions, specifying the proposed date of payment of such Funding Segment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR Portions or a Funding Segment of the LIBOR Portion shall be in the minimum principal amount of $100,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Portions and of all accrued interest on the principal repaid to the date of payment, together with the LIBOR Rate Breakage Fee. Any such prepayment shall be made in accordance with Section 2.06 hereof.
                      2.08.    Interest Payment Dates. Interest on the Base Rate Portion shall be due and payable on the first (1st) Business Day of each calendar month. Interest on each Funding Segment of the LIBOR Portion shall be due and payable on the last day of the corresponding LIBOR Funding Period and, if such LIBOR Funding Period is longer than three months, also on the last day of the third month of such LIBOR Funding Period (subject to the rules of Section 2.04(c) and Section 10.01). After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.
                      2.09.    Pro Rata Treatment; Payments Generally; Interest on Overdue Amounts.
                      (a)        Pro Rata Treatment. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest and Commitment Fees due from the Borrowers hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for payments of interest involving an Affected Lender as provided in Section 2.04(e) hereof, payments to a Lender under Sections 2.10, 2.11 or 3.07 hereof and payments to any Issuing Bank pursuant to Section 3.02 hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.
                      (b)        Payments Generally. All payments and prepayments to be made by the Borrowers in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrowers hereunder or under any Loan Document shall be payable in Dollars by 12:00 o’clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office. Any payment or prepayment received by the Agent after 12:00 o’clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from the Borrowers as promptly as practicable after receipt by the Agent but in no event later than the next Business Day.
                      (c)        Default Interest. To the extent permitted by law, from and after the date on which an Event of Default shall have occurred hereunder, and so long as such Event of Default continues to exist, principal, interest, fees, indemnity, expenses or any other amounts due from the Borrowers hereunder or under any other Loan Document, such amounts shall bear interest for each day (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 360 days and actual days elapsed) which for each day shall be equal to the following:
            (i)       In the case of any part of the LIBOR Portion, (A) until the end of the applicable then-current LIBOR Funding Period at a rate per annum two percent (2%) above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and
            (ii)      In the case of any other amount due from the Borrowers hereunder or under any Loan Document, two percent (2%) above the then-current Base Rate Option.
To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.
                      2.10.    Additional Compensation in Certain Circumstances. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:
            (i)       subjects any Lender or any Notional LIBOR Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit or payments by the Borrowers of principal, interest, commitment fee or other amounts due from the Borrowers hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional LIBOR Funding Office imposed by the jurisdictions (federal, state and local) in which such Lender’s principal office or Notional LIBOR Funding Office is located),
            (ii)      imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional LIBOR Funding Office (other than requirements expressly included herein in the determination of the LIBOR hereunder),

            (iii)      imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or any Notional LIBOR Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional LIBOR Funding Office under this Agreement, or
            (iv)      imposes upon any Lender or any Notional LIBOR Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan, any Letter of Credit or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, any Notional LIBOR Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan or any Letter of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender’s or controlling Person’s capital, taking into consideration such Lender’s or controlling Person’s policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the LIBOR Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrowers of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive) to be necessary to compensate such Lender or such Notional LIBOR Funding Office for such increase, reduction or imposition. Such amount shall be due and payable by the Borrowers to such Lender five (5) Business Days after such notice is given. A certificate by such Lender as to the amount due and payable under this Section 2.10 from time to time and the method of calculating such amount shall be conclusive. Each Lender agrees that it will use good faith efforts to notify the Borrowers of the occurrence of any event that would give rise to a payment under this Section 2.10; provided, however, that any failure of any Lender to give any such notice shall have no effect on the Borrowers’ obligations hereunder.
                      2.11.    Taxes.
                      (a)        Payments Net of Taxes. All payments made by the Borrowers under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding
            (i)       in the case of the Agent and each Lender, income or franchise taxes imposed on the Agent or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between the Agent or such Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

            (ii)      in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender’s lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein
(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld or deducted from any amounts payable to the Agent or any Lender under this Agreement or any other Loan Document, the Borrowers shall pay the relevant amount of such Taxes and the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrowers with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrowers shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof.
                      (b)        Indemnity. Each of the Borrowers hereby indemnifies the Agent and each of the Lenders for the full amount of all Taxes attributable to payments by or on behalf of the Borrowers hereunder or under any of the other Loan Documents, any Taxes paid by the Agent or such Lender, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.
                      (c)        Withholding and Backup Withholding. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any other Loan Document, it will furnish to the Borrowers and the Agent
            (i)       two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes and
            (ii)      a valid, duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax.
Each Lender which so delivers to the Borrowers and the Agent a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms agrees to deliver to the Borrowers and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrowers and the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.
                      2.12.    Funding by Branch, Subsidiary or Affiliate.
                      (a)        Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrowers, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the LIBOR Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a “Notional LIBOR Funding Office.” Such Lender shall deem any part of the LIBOR Portion of the Loans or the funding therefor to have been transferred to a different Notional LIBOR Funding Office if such transfer would avoid or cure an event or condition described in Section 2.04(e)(ii) hereof or would lessen compensation payable by the Borrowers under Section 2.10 hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a Material Adverse Effect on such part of the Loans, such Lender or any Notional LIBOR Funding Office (it being assumed for purposes of such determination that each part of the LIBOR Portion is actually made or maintained by or funded through the corresponding Notional LIBOR Funding Office). Notional LIBOR Funding Offices may be selected by such Lender without regard to such Lender’s actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.
                      (b)        Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the LIBOR Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the LIBOR Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrowers to issue one or more substitute promissory notes in the principal amount of such LIBOR Portion, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Revolving Credit Loans to the Borrowers. The Borrowers agree to comply promptly with any request under subsection (ii) of this Section 2.12(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the LIBOR Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the LIBOR Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the LIBOR Portion were made or maintained and such note were the Revolving Credit Note payable to such Lender’s order.

                      2.13.    Swingline Loans.
                      (a)        The Swing Line. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 5.02 hereof), the Swingline Lender agrees to make loans (each such loan, a “Swingline Loan”) in Dollars, to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Maturity Date in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000) outstanding at any time; provided, however, that after giving effect to any Swingline Loan, (i) the aggregate outstanding amount of all Revolving Credit Loans, Swingline Loans and Letter of Credit Obligations shall not exceed the Aggregate Revolving Credit Committed Amounts of all Lenders and (ii) the aggregate outstanding amount of the Revolving Credit Loans of any Lender other than the Swingline Lender, plus such Revolving Lender’s Pro Rata share of the outstanding amount of all Letter of Credit Obligations, plus such Lender’s Pro Rata share of the outstanding amount of all Swingline Loans shall not exceed such Lender’s Revolving Credit Committed Amount. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow, prepay and reborrow under this Section 2.13. To the extent not due and payable earlier, the Swingline Loans shall be due and payable on the Revolving Credit Maturity Date. Each Swingline Loan shall bear interest as set forth in Section 2.14. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Pro Rata share times the amount of such Swingline Loan. The Swingline Loans shall be evidenced by the Swingline Note.
                      (b)        Borrowing Procedures. If the Borrowers desire that the Swingline Lender make a Swingline Loan, the Borrowers’ Agent shall give irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 12:00 noon, Pittsburgh time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which may be any amount, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice shall be confirmed promptly by delivery to the Swingline Lender and the Agent of a written confirmation thereof. After receipt by the Swingline Lender of request of a Swingline Loan, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrowers on the borrowing date specified in such notice available to the Borrowers at the Swingline Lender’s office by crediting the account of the Borrowers on the books of the Swingline Lender in funds immediately available at such office.
                      (c)        Refinancing of Swingline Loans.
            (i)       The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), and the Borrowers at any time may request, that a Revolving Loan be made in an amount equal to the amount of some or all of the Swingline Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Revolving Credit Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Committed Amounts and to satisfaction of the conditions set forth in Section 5.02. Each Lender shall make an amount equal to its Pro Rata share of the amount specified in the applicable Standard Notice available to the Agent in funds immediately available at the Agent’s Office for the account of the Swingline Lender not later than 2:00 p.m., Pittsburgh time, on the Business Day specified in such notice, whereupon, subject to Section 2.13(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan bearing interest at the Base Rate Option to the Borrowers in such amount. The Agent shall remit the funds so received from the Lenders to the Swingline Lender.
            (ii)      If for any reason the making of Revolving Loans cannot be requested in accordance with Section 2.13(c)(i) or any Swingline Loan cannot be refinanced by the making of Revolving Loans, the Standard Notice submitted by the Swingline Lender as contemplated by Section 2.13(c)(i) shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the amount of the relevant Swingline Loan and each Revolving Lender’s payment to the Agent for the account of the Swingline Lender pursuant to Section 2.13(c)(i) shall be deemed payment in respect of such risk participation in the amount of such Swingline Loan.
            (iii)      If any Lender fails to make available to the Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(i), the Swingline Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate for three Business Days and thereafter at a rate per annum equal to the rate applicable to the relevant Swingline Loan. A certificate of the Swingline Lender submitted to any Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
            (iv)      Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.13(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Potential Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.13(c) is subject to the conditions set forth in Section 5.02. Any such purchase of risk participations by each Lender from the Swingline Lender shall not relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.
                      (d)        Repayment of Participations.
            (i)       At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the applicable Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was outstanding and funded).

            (ii)      If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender, each Lender shall pay to the Swingline Lender its Pro Rata share of such amount on demand of the Swingline Lender, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the applicable Federal Funds Rate.
                      (e)        Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.13, interest in respect of such Lender’s Pro Rata share of the applicable Swingline Loans shall be solely for the account of the Swingline Lender.
                      2.14.    Interest on and Payment of Swingline Loans; Other Matters.
                      (a)        Certain Definitions. As used herein, the following terms have the following meanings:
            (i)       “Applicable Swingline Margin” for any day means one-quarter of one percent (0.25%) in excess of the Applicable Margin (as defined in Section 2.04(b) hereof) for such day.
            (ii)      “Swingline Interest Period” means, initially, the period commencing on the Closing Date (the “Start Date”) and ending on the numerically corresponding date one month later, and thereafter each one month period ending on the day of such month that numerically corresponds to the Start Date. If a Swingline Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last day of such month.
            (iii)      “Swingline Interest Payment Date” means the first Business Day of each month.
            (iv)      “Swingline LIBOR Rate” means, relative to any Swingline Interest Period, the offered rate for delivery in two London Business Days of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Dow Jones Market Service (formerly known as Telerate) display Page 3750 as of 11:00 a.m. London time on the day on which such Swingline Interest Period commences, and for a period approximately equal to such Swingline Interest Period. If the first day of any Swingline Interest Period is not a day which is both a (x) Business Day and (y) a London Business Day, the Swingline LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Business Day. If for any reason the Swingline LIBOR Rate is unavailable and/or the Swingline Lender is unable to determine the Swingline LIBOR Rate for any Swingline Interest Period, the Swingline LIBOR Rate shall be deemed to be equal to the Base Rate.
                      (b)        Interest Rates for Swingline Loans. Except as otherwise provided in this Section 2.14, the Swingline Loans shall bear interest for each day at a rate per annum equal to the sum of Swingline LIBOR Rate for the Swingline Interest Period during which such day occurs plus the Applicable Swingline Margin for such day; provided, however, that if the Swingline LIBOR rate is equal to the Base Rate as contemplated by the last sentence of Section 2.14(a), the Applicable Swingline Margin shall be deemed to be zero. Interest on Swingline Loans shall be payable on each Swingline Interest Payment Date. For avoidance of doubt,

Section 2.09(c)(ii) shall apply to Swingline Loans. Notwithstanding anything to the contrary in this Agreement, if participations of the Lenders in any Swingline Loan are funded as contemplated by Section 2.13(c), such Swingline Loan shall, as of the date the request for such funding is made by the Swingline Lender, bear interest at the Base Rate Option as provided in Section 2.04 rather than at the rate set forth in the first sentence of this Section 2.14(b).
                      (c)        Payments and Prepayments of Swingline Loans. The Borrowers shall have the right at any time to prepay Swingline Loans without premium or penalty by giving notice to the Swingline Lender and the Agent of such intended prepayment not later than 11:00 a.m. Pittsburgh time on the date of such proposed prepayment. Section 2.09(b) hereof shall apply to payments of Swingline Loans. In addition, the Borrowers and the Swingline Lender may from time to time agree to arrangements whereby Swingline Loans are repaid by a “sweep” or similar mechanism.
                      (d)        Swingline Note. The obligation of the Borrowers to repay the unpaid principal amount of the Swingline Loans made to it by the Swingline Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrowers, dated the Closing Date (the “Swingline Note”) in substantially the form attached hereto as Exhibit A-1, with the blanks appropriately filled, payable to the order of the Swingline Lender.
                      (e)        Other Matters with respect to Swingline Loans. References in Article IX of this Agreement to the Issuing Bank shall be deemed to be references to each of the Issuing Bank and the Swingline Lender.
                      2.15.    Borrowers are Integrated Group; Primary Obligations.
                      (a)        Each Person included in the term “Borrowers” hereby represents and warrants to the Agent and the Lenders that each of them will derive benefits, directly and indirectly, from each Loan and item of Indebtedness incurred pursuant to this Agreement, the Note and the other Loan Documents, both in their separate capacity and as a member of the integrated group to which each such Person belongs, the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole and (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise be obtainable by such Persons individually, (ii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the financing, and (iii) the success of the business activities of each of the Borrowers is dependant upon the success of the others and the financing provided under this Agreement benefits each and every Borrower.
                      (b)        The Obligations and liabilities of each Person included in the term “Borrowers” under this Agreement and the other Loans Documents shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Borrowers” and/or any Guarantor, and shall not be conditional or contingent upon pursuit or enforcement by the Lenders of any remedies they may have against Persons included in the term “Borrowers” or “Guarantor” with respect to this Agreement, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, the Agent and the Lenders shall not be required to make any demand upon any of the Persons included in the term “Borrowers”, or to otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Borrowers” either before, concurrently with or after pursuing or enforcing its rights and remedies under this Agreement or under any Guaranty or any other Loan Document of any Person included in the term “Borrowers”. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Borrowers”, any other Guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Borrowers”, in their respective capacities as Borrowers or Guarantors, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this Agreement and the other Loan Documents in any manner whatsoever, and this Agreement and the other Loan Documents shall remain and continue in full force and effect. It is the intent and purpose of this paragraph that each Person included in the term “Borrowers” shall and does hereby waive all rights and benefits which might accrue to any other Borrowers or any Guarantor by reason of any such proceeding, and the Persons included in the term “Borrowers” agree that they shall be liable for the full amount of the obligations and liabilities under this Agreement and the other Loan Documents regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term “Borrowers”, any Guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.
                      (c)        Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the obligations hereunder or under any of the other Loan Documents, or against or with respect to any other Borrowers’ property arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Indebtedness owing in connection with this Agreement and the other Loan Documents.
                      (d)        For administrative convenience, each Person included in the term “Borrowers” hereby irrevocably appoints BBCPA (the “Borrowers’ Agent”) as the Borrowers’ attorney-in-fact, with power of substitution (with the prior written consent of the Agent in the exercise of its sole and absolute discretion), in the name of the Borrowers’ Agent or any or all of the Borrowers or otherwise to take any and all actions with respect to this Agreement, the Loan Documents or the Indebtedness under this Agreement and the other Loan Documents as the Borrowers’ Agent may so elect from time to time, including, without limitation, actions to (i) request advances under the Loans, apply for and direct the benefits of Letters of Credits, and direct the Agent and the Lenders to disburse or credit the proceeds of any Loan directly to an account of the Borrowers’ Agent, any one or more of such Persons or otherwise, which direction shall evidence the making of such Loan and shall constitute the acknowledgment by each such Person of the receipt of the proceeds of such Loan or the benefit of such Letter of Credit, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of such Person or in the name of the Borrowers’ Agent. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of the Agent or the Lenders, and may be exercised from time to time through the Borrowers’ Agent Responsible Officers or other Person or Persons designated by the Borrowers’ Agent or its Responsible Officers to act from time to time on behalf of the Borrowers’ Agent. Each Person included in the term “Borrowers” hereby irrevocably authorizes the Lenders to make Loans and issue Letters of Credit to or for the account of any one or more of the Borrowers, and hereby irrevocably authorizes the Issuing Banks to issue or cause to be issued Letters of Credit for the account of any or all of such Persons, pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of a Borrower and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of the Borrowers’ Agent. The Agent and the Lenders acknowledge the appointment of BBCPA as the Borrowers’ Agent and the power and authority granted to the Borrowers’ Agent hereunder and agree to accept the actions of the Borrowers’ Agent that are in accordance with its powers and authorization under this Agreement on behalf of all of the Borrowers.
ARTICLE III
LETTERS OF CREDIT
                      3.01.    Letters of Credit.
                      (a)        Outstanding Letters of Credit. The Agent or one or more Issuing Banks previously issued the irrevocable letters of credit set forth on Schedule 3.01 hereto (the “Outstanding Letters of Credit”) pursuant to the Existing Credit Agreement or other agreements between Citizens and the Borrowers. The Borrowers, the Lenders, the Agent and the Issuing Banks hereby agree that on the Closing Date, subject to the terms and conditions hereof, the Outstanding Letters of Credit shall be deemed to have been issued hereunder as of the Closing Date.
                      (b)        General. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.04 and 3.05 hereof, the Issuing Banks shall issue for the account of the Borrowers, or either of them, letters of credit (each, as amended, modified or supplemented from time to time, a “Letter of Credit” and collectively the “Letters of Credit”) at any time or from time to time on or after the date hereof.
                      (c)        Terms of Letters of Credit. The Borrowers shall not request any Letter of Credit to be issued, except within the following limitations: (i) no Letter of Credit shall be issued on or after the day which is thirty (30) days before the Revolving Credit Maturity Date, (ii) at the time any Letter of Credit is issued, the aggregate Revolving Credit Extensions of Credit (after giving effect to issuance of the requested Letter of Credit) shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, (iii) each Letter of Credit shall have an expiration date no later than one (1) year from the date of issuance thereof, or if earlier thirty (30) days before the Revolving Credit Maturity Date, (iv) each Letter of Credit shall be denominated in Dollars or any Other Currency, (v) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and such other certificates and documents as may be required by such Letter of Credit, and (vi) at any time any Letter of Credit is issued, the aggregate Letter of Credit Obligations (after giving effect to issuance of the requested Letter of Credit) shall not exceed the Dollar Equivalent of Twenty-Five Million Dollars ($25,000,000).
                      (d)        Purposes of Letters of Credit. Each Letter of Credit shall be satisfactory in form, substance and beneficiary to the Issuing Bank in its discretion. Letters of Credit may be used by the Borrowers for any proper corporate purpose, including providing credit support for any Indebtedness or other direct or indirect financing arrangements of the Borrowers as permitted by this Agreement. The provisions of this Section 3.01(d) represent only an obligation of the Borrowers to the Issuing Banks and the Lenders; the Issuing Bank shall have no obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 3.01(d).
                      3.02.    Letter of Credit Fees.
                      (a)        Letter of Credit Fees. The Borrowers shall pay to the Agent for the account of each Lender with respect to each outstanding Letter of Credit a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Margin applicable to the LIBOR Option set forth in Annex A on the undrawn stated amount of such Letter of Credit from time to time. The fee shall be payable quarterly in arrears on the last day of each calendar quarter, commencing with the quarter in which the Letter of Credit is issued and on the last day of each calendar quarter ending thereafter while such Letter of Credit is outstanding.
                      (b)        Facing Fee. For each Letter of Credit which the Issuing Bank issues pursuant to this Agreement, the Borrowers shall pay to the Agent, for the sole account of the Issuing Bank, payable quarterly in arrears, commencing with the quarter in which the Letter of Credit is issued and at the end of each quarter ending thereafter while such Letter of Credit is outstanding, a fee (the “Letter of Credit Facing Fee”) in an amount equal to 0.125% per annum of the stated amount of such Letter of Credit.
                      (c)        Administrative and Amendment Fees. The Borrowers shall pay to the Agent, for the sole account of the Issuing Bank, such other administrative, maintenance, amendment, drawing, negotiation and other nominal fees as may be customarily charged by the Issuing Bank in accordance with its standard fee schedules from time to time in connection with letters of credit.
                      3.03.    Procedure for Issuance of Letters of Credit.
                      (a)        Standby Letters of Credit. The Borrowers shall, concurrently with the execution and delivery of this Agreement, execute and deliver to the Issuing Bank, a Continuing Letter of Credit Agreement in substantially the form attached hereto as Exhibit B, and the Borrowers may from time to time request the Issuing Bank to issue a Standby Letter of Credit in accordance with the terms thereof by delivering to the Issuing Bank an application, in such form as may from time to time be approved by the Issuing Bank (the “Standby Letter of Credit Application”), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.
                      (b)        Documentary Letters of Credit. The Borrowers may from time to time request, upon at least three (3) Business Days’ notice, the Issuing Bank to issue a Documentary Letter of Credit by delivering to the Issuing Bank an Application and Security Agreement (Documentary Letter of Credit) in substantially the form attached hereto as Exhibit C or the Issuing Bank’s then current form of application (the “Documentary Letter of Credit Application”), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Documentary Letter of Credit Application, the Issuing Bank will process such Documentary Letter of Credit Application, and the other certificates, documents and other papers delivered in connection therewith, in accordance with its customary procedures and shall promptly issue such Documentary Letter of Credit (but in no event earlier than two (2) Business Days after receipt by the Issuing Bank of the Documentary Letter of Credit Application relating thereto) by issuing the original of such Documentary Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrowers and the Agent.
                      (c)        Notice to Agent. In connection with Sections 3.03(a) and 3.03(b), the Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(b) and 3.01(c) hereof. Unless such limitations are not satisfied the Agent shall notify the Issuing Bank (in writing or by telephone promptly confirmed in writing) that the Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrowers shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.
                      3.04.    Participating Interests.
                      (a)        Generally. Concurrently with the issuance of each Letter of Credit in accordance with the terms of this Article III, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender’s Pro Rata share, in all of the Issuing Bank’s rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Application, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a “Letter of Credit Participating Interest”). On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor

Lender is an Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).
                      (b)        Obligations Absolute. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, its obligation to make the payments specified in Section 3.05 hereof, and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.
                      3.05.    Drawings and Reimbursements.
                      (a)        Borrowers’ Reimbursement Obligation. The Borrowers hereby agree to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank and the Lenders in accordance with Section 2.09(b) hereof on the date of each payment made by the Issuing Bank under any Letter of Credit issued on behalf of the Borrowers in an amount equal to the Dollar Equivalent Amount of the amount so paid by the Issuing Bank, without notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not timely made, the Borrowers hereby agree to pay to the Agent, for the account of the Issuing Bank and the Lenders, on demand, interest on any unreimbursed Letter of Credit Reimbursement Obligations for each day from and including the date of such payment by the Issuing Bank until paid (before and after judgment) in accordance with Section 2.09(c) hereof, at the rate per annum set forth in Section 2.09(c)(ii) hereof.
                      (b)        Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.05(a) hereof, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone promptly confirmed in writing), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent’s close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to the Dollar Equivalent Amount of such Lender’s ratable share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank’s own account, for each day from and including the date of the Issuing Bank’s payment to and including the date of repayment to the Issuing Bank (before and after judgment) at the rate per annum applicable to such Letter of Credit Reimbursement Obligations.
                      (c)        Distributions to Participants. If, at any time, after the Issuing Bank has made a Letter of Credit unreimbursed draw and has received from any Lender such Lender’s share of such Letter of Credit unreimbursed draw, and the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit unreimbursed draw, the Issuing Bank will pay to the Agent, for the account of such Lender, such Lender’s Pro Rata share of such payment.
                      (d)        Rescission. If any payment received by the Issuing Bank, or any application made by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be rescinded or otherwise shall be required to be returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its ratable share of the amount so rescinded, returned or paid over, together with its ratable share of any interest or penalties payable with respect thereto.
                      (e)        Equalization. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender’s Pro Rata share of the amount so received or applied.
                      3.06.    Obligations Absolute. The payment obligations of the Borrowers under Section 3.05 shall be absolute, irrevocable and unconditional and shall be paid strictly in accordance with the terms of this Agreement under any and all circumstances, including, without limitation, the following circumstances:
                      (a)        any lack of validity or enforceability of any Letter of Credit or any of the Loan Documents;
                      (b)        any amendment or waiver of or any consent to departures from all or any of the Loan Documents;
                      (c)        any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty;
                      (d)        the existence of any claim, set-off, defense or other right which the Borrowers may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein, or any unrelated transaction;
                      (e)        any statement or any other document presented under any Letter of Credit opened for its account proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
                      (f)        payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

                      (g)        any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except payment by the Issuing Bank under any Letter of Credit resulting solely from the gross negligence or willful misconduct of the Issuing Bank.
                      3.07.    Increased Costs.
                      (a)        In the event that any requirement of Law (or any change therein or in the interpretation or application thereof) shall either (i) impose, modify or hold applicable any reserve, special deposit or similar requirement against letters of credit issued by the Issuing Bank or (ii) impose upon the Issuing Bank, the Agent or any Lender any other condition regarding any Letter of Credit and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Lender or Issuing Bank of issuing or maintaining such Letter of Credit or to reduce any amount receivable in connection therewith, then, in any such case the Borrowers shall, without duplication of any amounts paid pursuant to Section 2.10, promptly pay to the Agent, for the benefit of each Lender, upon receipt of its demand setting forth in reasonable detail any additional amounts which shall be sufficient to compensate each such Lender for such increased cost or reduced amount receivable, together with interest on each such amount from the date two (2) Business Days after the date demanded until payment in full thereof at the Prime Rate. A certificate as to the fact and amount of such increased cost incurred by such Lender, or such reduced amount receivable as a result of any event mentioned in clause (i) or (ii) above, submitted by the Agent to the Borrowers shall be conclusive in the absence of manifest error.
                      (b)        In the event that the Agent shall have determined that the adoption of any law, rule, regulation or guideline regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Agent, Issuing Bank or any Lender or any Person controlling the Agent, Issuing Bank or any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by a written request therefor, the Borrowers shall promptly pay to the Agent for the benefit of such Lender, without duplication of any amounts paid pursuant to Section 2.10 such additional amount or amounts as will compensate such Lender for such reduction.
                      3.08.    Further Assurances. The Borrowers hereby agree, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement insofar as it relates to the issuance of Letters of Credit hereunder.
                      3.09.    Letter of Credit Application. The representations, warranties and covenants by the Borrowers, and the rights and remedies of the Issuing Bank, under any Letter of Credit Application relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrowers, and rights and remedies of the Issuing Bank and the Lenders, under this Agreement, the Loan Documents, and applicable law. The Borrowers acknowledge and agree that all rights of the Issuing Bank under any Letter of Credit Application shall inure to the benefit of each Lender to the extent of its Commitment Percentage as fully as if such Lender was a party to such Letter of Credit Application. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application and to the extent that any Letter of Credit Application and this Agreement address substantially the same matter, this Agreement shall prevail and the Letter of Credit Application shall, to such extent, be of no effect.
                      3.10.    Cash Collateral for Letters of Credit.
                      (a)        Cash Collateral for Letter of Credit Exposure following Repayment of Revolving Credit Loans or Mandatory Prepayments. To the extent that this Agreement or any other Loan Document requires a payment or prepayment to be made with respect to the Revolving Credit Loans (whether at maturity, by acceleration or otherwise), such provision shall be construed as follows: (i) if the amount of such payment or prepayment is less than or equal to the amount of the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then such payment or prepayment shall be applied to the payment of principal of and interest on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require the Borrowers to pay any amount under Section 2.10(b) hereof); and (ii) if the amount of such payment or prepayment is greater than the amount of outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then (A) such payment or prepayment shall be applied to the principal of and interest accrued on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require the Borrowers to pay any amount under Section 2.10(b) hereof) and (B) the Borrowers shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such payment or prepayment exceeds the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations; provided, however, that the amount required to be paid under clause (B) shall not exceed the aggregate Letter of Credit Exposure at such time minus the balance in the Letter of Credit Collateral Account at such time. To the extent that Section 3.13(a)(iii) of this Agreement requires a mandatory prepayment the Borrowers shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such mandatory prepayment exceeds the Base Rate Portion of outstanding Revolving Credit Loans.
                      (b)        Letter of Credit Collateral Account. The Agent shall maintain in its own name an interest bearing deposit account (the “Letter of Credit Collateral Account”) over which the Agent on behalf of the Lenders shall have sole dominion and control, and the Borrowers shall have no right to withdraw or cause the Agent to withdraw any funds deposited therein. The Agent shall deposit into the Letter of Credit Collateral Account such cash or cash equivalents as this Agreement or any Loan Document requires to be paid therein. As security for the payment of all Obligations, the Borrowers hereby grant, convey, assign, pledge, transfer to the Agent, and creates in the Agent’s favor for the benefit of the Lenders a continuing Lien on and security interest in, the Letter of Credit Collateral Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. The Borrowers hereby represent, warrant, covenant and agree that such Lien shall at all times be valid, perfected and of first priority, subject to no other Lien whatever, and the Borrowers shall take or cause to be taken such actions and execute and deliver such instruments and documents as may be necessary or, in the Agent’s judgment, desirable to perfect or protect such Lien. The Borrowers shall not create or suffer to exist any Lien on any amounts or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Agent granted under this Section 3.10(b).
                      (c)        Application of Funds. Subject to the provisions of Section 8.02(c) hereof, the Agent shall apply funds in the Letter of Credit Collateral Account: (i) on account of principal of and interest on the Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that the Borrowers fail directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable and the balance of the Letter of Credit Collateral Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations secured hereby. If all such Obligations have been paid in full, all Revolving Credit Commitments terminated and all Letters of Credit have expired, promptly following demand by the Borrowers, the Agent shall release to the Borrowers all remaining funds in the Letter of Credit Collateral Account. If an Event of Default shall have occurred and be continuing, interest earned on funds in the Letter of Credit Collateral Account shall be held by the Agent as part of Letter of Credit Collateral Account and may be applied by the Agent as set forth herein.
                      3.11.    Additional Provisions Regarding Letters of Credit. Each of the Borrowers hereby indemnifies and holds the Issuing Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys’ fees) which the Issuing Bank may incur (or which may be claimed against the Issuing Bank by any entity or entities whatsoever) by reason of or in connection with the execution and delivery or use or transfer of, or payment of, or failure to pay under, any Letter of Credit, except for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the Issuing Bank’s deliberate breach of the terms of a Letter of Credit or the gross negligence or willful misconduct of the Issuing Bank in determining whether a statement or draft presented under a Letter of Credit complied with the terms of the Letter of Credit.
                      Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of the beneficiary or any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to a Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except only that the Borrowers shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which were caused by the Issuing Bank’s gross negligence, misfeasance or willful misconduct in connection with the matters referred to in clauses (b) through (d) above.

                      3.12.    Certain Provisions Relating To the Issuing Banks.
                      (a)        General. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Banks shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Bank under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Banks shall not have a fiduciary relationship in respect of any Lender or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrowers, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.
                      (b)        Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrowers), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.
                      (c)        Indemnification of Issuing Bank by Lenders. Each Lender hereby agrees to reimburse and indemnify each Issuing Bank, in its capacity as such, and its directors, officers, employees and agents (to the extent not reimbursed by the Borrowers and without limitation of the obligations of the Borrowers to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.
                      (d)        Certain Standby Letters of Credit. Each Issuing Bank agrees, with respect to Letters of Credit issued on behalf of the Borrowers to a bond trustee or other party as credit and/or liquidity support in connection with any industrial revenue bond or similar instrument, that it will not exercise any remedies available to it under any indenture, pledge agreement or other agreement executed and delivered in connection with the issuance of such bonds or other instruments, including without limitation any instruction to accelerate the payment of principal of and interest on such bonds or other instruments, without the prior written consent of the Agent and the Required Lenders.
                      3.13.    Multicurrency Payments.
                      (a)        Dollar Equivalent Amounts.
            (i)       Calculation of Dollar Equivalent Amounts. For the purpose of determining Revolving Credit Exposure generally and for the purpose of determining the Dollar Equivalent Amount, upon each making and upon each payment of a Letter of Credit denominated in an Other Currency, the Agent shall calculate the Dollar Equivalent Amount of such Letter of Credit as of such date, as the case may be, and shall provide written confirmation to the Lenders, the Issuing Bank and the Borrowers.
            (ii)      Recalculation of Dollar Equivalent Amounts. In determining the Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders, the Agent may use the respective Dollar Equivalent Amounts for the Letters of Credit pursuant to paragraph (i) of this subsection (a), unless such Dollar Equivalent Amount so calculated exceeds 90% of the aggregate of all Revolving Credit Committed Amounts, in which case the Agent shall recalculate the Dollar Equivalent Amount of the Letters of Credit outstanding no less frequently than once each week. The Agent may recalculate the Dollar Equivalent Amounts of each of the Letters of Credit as frequently as it determines to do so in its discretion, provided, that such recalculation shall be made for all of the Letters of Credit no less frequently than once each week during any period when the aggregate Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders exceeds 90% of the aggregate of all Revolving Credit Committed Amounts.
            (iii)      Mandatory Prepayment. If the Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders exceeds the Revolving Credit Commitment Amount at any time (such excess amount, calculated at any time and from time to time, being referred to herein as the “Exchange Rate L/C Excess Amount”), then the Borrowers shall (A) immediately prepay the principal amount of the Base Rate Portion of Revolving Credit Loans then outstanding, if any, and (B) deposit into the Letter of Credit Collateral Account, an amount equal to the Exchange Rate L/C Excess Amount minus the amount of the Base Rate Portion of Revolving Credit Loans prepaid pursuant to clause (A) hereof, so as to reduce the Dollar Equivalent Amount of the aggregate Revolving Credit Exposures of the Lenders to an amount not exceeding the Revolving Credit Commitment Amount as such time. The amount of such prepayment deposited into the Letter of Credit Collateral Account pursuant to clause (A) of this

Section 3.13(a)(iii) shall be applied to Revolving Credit Loans at the end of the LIBOR Funding Period then in effect.
                      (b)        Indemnity. Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and the Borrowers agree to indemnify and hold harmless each of the Lenders from and against any loss resulting from any draw under any Letter of Credit denominated in any Other Currency and for which the Issuing Bank in not reimbursed on the day of such drawing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
                      The Loan Parties hereby represent and warrant to the Agent and each Lender as follows:
                      4.01.    Corporate Status. Each Loan Party and each of its Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each of its Subsidiaries has corporate or other organizational power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Except to the extent that failure to do so would not have a Material Adverse Effect, each Loan Party and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable. Schedule 4.01 hereof states as of the date of this Agreement the jurisdiction and type of organization of each Loan Party and each of its Subsidiaries, and the jurisdictions in which each such Person is qualified to do business as a foreign entity.
                      4.02.    Corporate Power and Authorization. Each Loan Party has corporate or other organizational power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.
                      4.03.    Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party and which is required to be delivered on or before the Closing Date pursuant to Section 5.01 hereof has been duly and validly executed and delivered by each Loan Party which is a party hereto or thereto, as the case may be. This Agreement and each such other Loan Document to which such Loan Party is a party constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute; legal, valid and binding obligation of each Loan Party which is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
                      4.04.    Governmental Approvals and Filings. Except for the filing of this

Agreement with the Securities and Exchange Commission, no approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, “Governmental Action”) is or will be necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.
                      4.05.    Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party does or will
                      (a)        violate or conflict with any Law, or
                      (b)        except as set forth on Schedule 4.05, violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any property of any Loan Party pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with (other than any such event which could not reasonably be expected to have a Material Adverse Effect),
            (i)       the certificate of incorporation or by-laws (or other constituent documents) of any Loan Party,
            (ii)      any material agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent to which any Loan Party is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, or
            (iii)      any other material agreement or instrument to which any Loan Party is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound.
As of the date of this Agreement, no Loan Party is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Person, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrowers of the type to be evidenced by the Revolving Credit Notes.
                      4.06.    Financial Statements; Projections.   (a) The Loan Parties have heretofore furnished to each Lender (i) the consolidated balance sheet of the Parent and its consolidated Subsidiaries as of March 31, 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the fiscal year then ended and the balance sheet (as restated) of the Parent and its consolidated Subsidiaries as of March 31, 2006, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity (as restated) for the fiscal year then ended, in each case as examined and reported on by BDO Seidman, LLP, independent registered public accounting firm for the Parent, who delivered an unqualified (except with respect to the effectiveness of internal control over financial reporting) opinion in respect thereof and (ii) the interim, unaudited financial statements contained in the Parent’s quarterly report on Form 10-Q for the quarter ended September 29, 2007. Such financial statements (including the notes thereto) present fairly the financial condition of the Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the respective periods then ended, all in conformity with GAAP.
                      (b)        The Loan Parties have delivered to the Lenders projections (the “Projections”) covering the fiscal years ending 2008 through 2012 of the Loan Parties, which are included in the Information Memorandum delivered to the Lenders dated as of November, 2007. The Projections were internally prepared by the Loan Parties on a consolidated and consolidating basis and represent the best available good faith estimate of the Loan Parties, as of the time that the Projections were prepared, regarding the course of the business of the Loan Parties for the periods covered by the Projections. The Projections are not a guaranty of future performance, and the Loan Parties make no representation or warranty with respect to such performance as actual results may differ from the Projections.
                      4.07.    Absence of Undisclosed Liabilities. As of the date of this Agreement, no Loan Party has any material liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), material forward or long-term commitments or material unrealized or anticipated losses from unfavorable commitments, except as disclosed in the financial statements referred to in Section 4.06 hereof and the notes thereto or the Parent’s quarterly report on Form 10-Q for the quarter ended September 29, 2007 and as described on Schedule 4.07 to this Agreement.
                      4.08.    Absence of Material Adverse Changes. Since March 31, 2007, there has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of the Parent and the Subsidiaries of the Parent taken as a whole, except as disclosed in the financial statements referred to in Section 4.06 hereof, (ii) as disclosed in the Parent’s annual report on Form 10-K filed for the fiscal year ended March 31, 2007 or (iii) or otherwise disclosed in writing to the Agent.
                      4.09.    Accurate and Complete Disclosure. All information heretofore, contemporaneously or hereafter provided (orally or in writing) by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by the Agent or any Lender) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. The Borrowers have disclosed to the Agent and each Lender in the Loan Documents or otherwise every material fact or circumstance known to the Borrowers which has, in the Borrowers’ reasonable judgment, a Material Adverse Effect.
                      4.10.    Margin Regulations. Except for the repurchase of Parent’s stock by Parent, no part of the proceeds of any Revolving Credit Loan hereunder will be used for the purpose of buying or carrying any “margin stock,” as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from tine to time, or to extend credit to others for the purpose of buying or carrying any “margin stock.” No Loan Party nor any Subsidiary thereof is engaged in the business of extending credit to others for the purpose of buying or carrying “margin stock.” No Loan Party nor any Subsidiary thereof holds or intends to hold “margin stock” in such amounts that more than 25% of the reasonable value of its assets are represented by “margin stock.” Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.
                      4.11.    Subsidiaries. Schedule 4.11 hereof states as of the date of this Agreement the authorized capitalization of each Subsidiary of the Parent, the number of shares of each class of capital stock issued and outstanding of each such Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by each Loan Party and by each Subsidiary thereof. The outstanding shares of each Subsidiary of each Loan Party have been duly authorized and validly issued and are fully paid and nonassessable. Each Loan Party and each Subsidiary thereof owns beneficially and of record and has good title to all of the shares it is listed as owning in such Schedule 4.11, free and clear of any Lien.
                      4.12.    Partnerships, etc. As of the date of this Agreement, no Loan Party is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which such Loan Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except for (x) capital stock of Subsidiaries referred to in Section 4.11 hereof and (y) equity investments permitted under Section 7.08 hereof.
                      4.13.    Ownership and Control. Schedule 4.13 hereof states as of the date of this Agreement the authorized capitalization of each Loan Party and the number of shares of each class of capital stock issued and outstanding of each Loan Party and the owner of such shares. All of the issued and outstanding shares of capital stock of (i) Norstan are owned beneficially and of record by the Parent, and (ii) BBCPA are owned beneficially and of record by Bbox Holding Company, a direct Subsidiary of the Parent, and the Parent owns all of the issued and outstanding shares of capital stock of Bbox Holding Company. The outstanding shares of capital stock of each Loan Party have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.13 hereof, as of the date of this Agreement there are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate a Subsidiary of the Parent to issue any shares of its capital stock.
                      4.14.    Litigation. There is no pending or (to a Loan Party’s knowledge after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party, except for (a) matters that if adversely decided, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (b) the matters set forth on Schedule 4.14 hereof.
                      4.15.    Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.
                      4.16.    Absence of Other Conflicts. No Loan Party is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:
                      (a)        any Law,
                      (b)        its certificate of incorporation or by-laws (or other constituent documents), or
                      (c)        any agreement or instrument to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, except for matters that, individually or in the aggregate, could not have a Material Adverse Effect.
                      4.17.    Insurance. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party maintains with financially sound and reputable insurers insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.
                      4.18.    Title to Property. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof or submitted pursuant to Section 6.01(a) hereof (except as sold or otherwise disposed of in the ordinary course of business, or as otherwise permitted pursuant to Section 7.12, after the date of such balance sheet), in each case free and clear of all Liens, except for Liens permitted by Section 7.05.
                      4.19.    Intellectual Property. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without material conflict with the rights of others.
                      4.20.    Taxes. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect or are described on Schedule 4.20, all tax and information returns required to be filed by or on behalf of any Loan Party have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid.
                      4.21.    Employee Benefits. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan. No liability to the PBGC has been or is expected by a Loan Party or any Controlled Group Member to be incurred with respect to any Plan by a Loan Party, or any Controlled Group Member which does or would have a Material Adverse Effect. Except as set forth on Schedule 4.21, neither any Loan Party or any Subsidiary thereof nor any Controlled Group Member has contributed or presently contributes to any Multiemployer Plan as of the date of this Agreement. The execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. There has been no material deterioration in any Plan’s funding status since the date of the most recent Annual Report for such Plan. Schedule 4.21 hereof sets forth as of the date of this Agreement a list of all Plans and Multiemployer Plans, and all information available to a Loan Party with respect to the direct, indirect or potential withdrawal liability to any Multiemployer Plan of any Loan Party or any Controlled Group Member. Except as set forth in Schedule 4.21 of this Agreement, no Loan Party has any liability (contingent or otherwise) for, or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension Related Event. No Loan Party has any liability (contingent or otherwise) for, or in connection with, any Postretirement Benefits. The PBGC premiums and contributions required to meet the minimum funding requirements of ERISA and the Code for all Plans have not exceeded $6,000,000 on an annual basis for any of the past three (3) years. As of March 31, 2007, in accordance with GAAP, the amount of the unfunded liability of the Loan Parties under the Plans required to be recognized by Parent on its consolidated balance sheet as of such date is $3,452,000.
                      4.22.    Environmental Matters.
                      (a)        Each Loan Party and each of their respective Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such full compliance in the future.
                      (b)        Each Loan Party and their respective Environmental Affiliates have all Environmental Approvals necessary for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, except for such Environmental Approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
                      (c)        There is no Environmental Claim pending or to the knowledge of any Loan Party after due inquiry threatened, and, to the knowledge of any Loan Party, there are no past or present acts, omissions, events or circumstances that could form the basis of any reasonable Environmental Claim, against any Loan Party or any of their respective Environmental Affiliates, except for matters which, if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
                      (d)        Except as set forth on Schedule 4.22(d), no facility or property now owned, operated or leased by, nor to the knowledge of any Loan Party any facility or property previously owned, operated or leased by, such Loan Party or any of their respective Environmental Affiliates is an Environmental Cleanup Site. To the knowledge of any Loan Party, neither any Loan Party nor any of their respective Environmental Affiliates has directly transported or directly arranged for the transportation of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and, to the knowledge of any Loan Party, no condition exists which could result in the filing of a Lien, against any property of any Loan Party or any of their respective Environmental Affiliates, under any Environmental Law.
                      4.23.    Permits and Other Operating Rights. Each Loan Party has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, regional, municipal or other governmental bodies having jurisdiction over such Person or any of its respective properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, subject to exceptions and deficiencies which do not materially affect the business and operations of such Person or any material part thereof, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over such Person or any of its properties are free from burdensome restrictions or conditions of an unusual character or restrictions or conditions materially adverse to the business or operations of such Person, and none of such Persons is in violation of any thereof in any material respect.
                      4.24.    Solvency. After the making of the Loans, Parent and its Subsidiaries, on a consolidated basis, will be Solvent.
                      4.25.    Regulatory Status. No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Act of 1935, as amended, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.
                      4.26.    Anti-Terrorism Laws.
                      (a)        General. None of the Loan Parties nor, to the knowledge of any Loan Party, any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                      (b)        Executive Order No. 13224. None of the Loan Parties, nor, to the knowledge of any Loan Party, any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):
            (1)      a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
            (2)      a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
            (3)      a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
            (4)      a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
            (5)      a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
            (6)      a person or entity who is affiliated or associated with a person or entity listed above.
No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
ARTICLE V
CONDITIONS OF LENDING
                      5.01.    Conditions to Making Initial Loans and Issuance of Initial Letter of Credit. The obligation of each Lender to make Loans and the obligation of the Issuing Banks to issue Letters of Credit on the Closing Date are subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letters of Credit, of the following conditions precedent, in addition to the conditions precedent set forth in Section 5.02 hereof.
                      (a)        Agreement; Notes. The Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by each Loan Party, and an executed Revolving Credit Note for each Lender, conforming to the requirements hereof, duly executed on behalf of the Borrowers.
                      (b)        Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date as to (i) the completeness of the Certificate of Incorporation or By-laws or other organizational documents of each Loan Party in effect on the Closing Date, a copy of each such document being attached thereto, (ii) true copies of all corporate or other organizational action taken by each Loan Party relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of each Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a photocopy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty (30) days before the Closing Date showing the good standing of the Borrowers, the Parent and the other Guarantors in their respective states of organization.
                      (c)        Legal Opinion of Counsel to the Loan Parties. The Agent shall have received an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to each of the Loan Parties as to such matters as may be requested by the Agent and in form and substance satisfactory to the Agent.
                      (d)        Fees, Expenses, etc. The Borrowers shall have paid all out-of-pocket costs and expenses incurred by the Agent or the Lenders in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and in connection with the transactions contemplated hereby and thereby, including without limitation attorney’s fees and costs, lien search fees, filing fees and appraisal costs.
                      (e)        No Default. On the Closing Date, no Potential Default or Event of Default shall have occurred or be continuing.
                      (f)        Representations and Warranties. On the Closing Date, all representations and warranties of the Borrowers contained herein or otherwise made in writing in connection herewith shall be true and correct with the same force and effect as though such representations and warranties had been made on and as the Closing Date (except, if the Closing Date is other than the date of this Agreement, with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date).
                      (g)        Financial Statements. The Agent shall have received, with a counterpart for each Lender, copies of the consolidated financial statements referred to in Section 4.06 hereof.
                      (h)        Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Parent and its consolidated Subsidiaries considered as a whole shall have occurred since March 31, 2007 except (i) as disclosed in the financial statements referred to in Section 4.06 hereof or (ii) as disclosed in the Parent’s annual report on Form 10-K filed for the fiscal year ended March 31, 2007.
                      (i)         No Litigation. No actions, suits, arbitration proceedings or other proceedings shall be pending or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties, or any properties or rights of the Loan Parties which, if determined adversely to the Loan Parties, would have a Material Adverse Effect (with respect to Parent and its Subsidiaries taken as a whole in the case of a Material Adverse Effect contemplated by clause

(a) of the definition of such term), or which seeks to challenge or prevent or declare illegal the transactions contemplated by this Agreement or any of the Loan Documents.
                      (j)        Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. No corporate or other proceedings, and no document, instrument or other matter in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall fail to be satisfactory in form and substance to the Agent or any Lender. The Agent and each Lender shall have received all such counterpart originals or certified or other copies of such documents as the Agent or any Lender shall reasonably request.
                      (k)        Guarantees. The Agent shall have received a Guaranty and Suretyship Agreement in substantially the form of Exhibit D hereto (the “Parent Guaranty”), duly executed by the Parent and (ii) a Guaranty and Suretyship Agreement in substantially the form of Exhibit E hereto (the “Subsidiary Guarantees”), duly executed by each Domestic Subsidiary.
                      (l)        Dividends and Distributions. There shall be no limitation on the ability of any Loan Party to (i) declare or pay Stock Payments to the Borrowers or any Subsidiary of the Borrowers or the Parent, (ii) pay any indebtedness, obligations or liabilities owed to the Borrowers or any Subsidiary of the Borrowers or the Parent, (iii) make or suffer to exist or remain outstanding any loan or advance to the Borrowers or (iv) otherwise upstream cash in any manner to the Borrowers except:
                      (A)       Restrictions pursuant to the Loan Documents;
                      (B)       Legal restrictions of general applicability under the corporation law under which such Loan Party is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Loan Party generally;
                      (C)       Nonassignment provisions of any executory contract or of any lease by the Borrowers or such Loan Party as lessee;
                      (D)       Restrictions generally found within performance contracts; and
                      (E)       Restrictions generally found within performance bonds.
                      5.02.    Conditions to All Loans. The obligation of each Lender to make any Loan (including the initial Loans) and the obligation of the Issuing Bank to issue any Letter of Credit (including the initial Letter of Credit issued on or after the Closing Date) are subject to performance by each of the Loan Parties of their respective obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or the issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:
                      (a)        Notice. Appropriate notice of such Loan or Letter of Credit shall have been given by the Borrowers as provided in Article II hereof or Article III hereof, as the case may be.

                      (b)        Representations and Warranties. Each of the representations and warranties made by each Loan Party herein and in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date), both before and after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.
                      (c)        No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.
                      (d)        No Violations of Law, etc. Neither the making nor use of the Loans nor the issuance of the Letters of Credit shall cause any Lender to violate or conflict with any Law.
Each request by the Borrowers for any Loan (including the initial Loans) or Letter of Credit shall constitute a representation and warranty by the Loan Parties that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from any Loan Party to the contrary before such Loan is made or such Letter of Credit is issued shall constitute a further representation and warranty by the Loan Parties that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.
ARTICLE VI
AFFIRMATIVE COVENANTS
                      So long as any Loan or Letter of Credit is outstanding, any Obligations are outstanding, the Issuing Bank has any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders, have any obligation to make any Loan, the Loan Parties hereby covenant to the Agent and each Lender as follows:
                      6.01.    Basic Reporting Requirements.
                      (a)        Annual Audit Reports. As soon as practicable, and in any event not later than the earlier to occur of the date after the close of each fiscal year of the Parent by which the Parent is required to file its annual report on Form 10-K with the SEC (which on the Closing Date is sixty days after the close of such fiscal year) or the ninetieth day after such close of such fiscal year, the Loan Parties shall furnish to the Agent, with a copy for each Lender consolidated statements of income, cash flows and changes in stockholders’ equity of the Parent and its consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by an opinion of an independent registered public accounting firm of recognized national standing selected by the Parent and reasonably satisfactory to the Agent. Such opinion shall be free of exceptions or qualifications not acceptable to the Agent and in any event shall be free of any exception or qualification which is of “going concern” or like nature or which relates to a limited scope of examination. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly the financial position of the Parent and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP.
                      (b)        Quarterly Consolidated Reports. As soon as practicable, and in any event not later than the earlier to occur of the date after the close of each of the first three fiscal quarters of each fiscal year of the Parent by which the Parent is required to file its quarterly report on Form 10-Q with the SEC (which on the Closing Date is forty days after the close of such fiscal quarter) or the forty-fifth day after the close of such fiscal quarter, the Loan Parties shall furnish to the Agent, with a copy for each Lender unaudited consolidated statements of income, cash flows and changes in stockholders’ equity of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Parent as presenting fairly the financial position of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and the results of their operations and their cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.
                      (c)        Consolidating Reports. As soon as practicable, and in any event within five business days after the end of the respective time periods provided for in subsections (a) and (b) of this Section 6.01, the Loan Parties shall furnish to the Agent, with a copy for each Lender unaudited consolidating statements of income of the Parent and each of its Subsidiaries for such fiscal quarter or fiscal year; as the case may be, and unaudited consolidating balance sheets of the Parent and each of its Subsidiaries as of the close of such fiscal quarter or fiscal year, as the case may be, all in reasonable detail. Such statements shall be certified by a Responsible Officer of the Parent as presenting fairly the financial position of the Parent and each of its Subsidiaries as of the end of such fiscal quarter or fiscal year, as the case may be, and the results of their operations for such fiscal quarter or fiscal year, as the case may be, in conformity with GAAP (exclusive of principles of consolidation), subject (in the case of quarterly reports) to normal and recurring year-end audit adjustments.
                      (d)        Quarterly Compliance Certificates. The Loan Parties shall deliver to the Agent, with a copy for each Lender a Quarterly Compliance Certificate in substantially the form set forth as Exhibit F, duly completed and signed by a Responsible Officer of the Parent not later than five business days after the delivery of the financial statements referred to in subsections (a) and (b) of this Section 6.01. The Quarterly Compliance Certificate will state, among other reasonable items: (i) that as of the date thereof no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Loan Parties and (ii) in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.02 and 7.03 hereof and (iii) in reasonable detail the information and calculations necessary to determine the Applicable Tier.
            If the Parent is required to file annual and quarterly reports pursuant to applicable SEC rules and regulations, the Parent has filed with the SEC the relevant annual or quarterly report referenced in such Quarterly Compliance Certificate and such report is publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, then the Borrowers shall not be required to furnish a hard copy of such annual or quarterly report to the Administrative Agent and the Lenders. The Administrative Agent and the Lenders are hereby authorized to access the EDGAR system for purposes of retrieving the financial information so filed.
            If the Parent does not intend to file its annual and quarterly reports with the SEC in electronic form pursuant to Regulation S-T of the SEC using the EDGAR system, the Borrowers shall notify the Agent and the Lenders in the manner prescribed herein of each such annual and quarterly filing. Neither the Administrative Agent nor any Lender shall have any duty to search for or obtain any electronic or other filings that the Parent makes with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.
            The Agent’s and the Lenders’ receipt of such reports, information and documents shall not constitute notice to it of the content thereof or any matter determinable from the content thereof, including the Borrowers’ compliance with any of the covenants hereunder, as to which the Agent and the Lenders are entitled to rely upon Quarterly Compliance Certificates.
                      (e)        Acquisition Disclosure Certificate. The Loan Parties shall, within five Business Days after the consummation of any Acquisition permitted by Section 7.11, deliver to the Agent, with a copy for each Lender, a certificate in the form of Schedule 6.01(e) hereto disclosing all information regarding each Person acquired in such Acquisition contained in such Schedule 6.01(e).
                      (f)        Projections. As soon as practicable and in any event within sixty days after the close of each fiscal year of the Parent, the Loan Parties shall furnish to the Agent, with a copy for each Lender a certificate signed by a Responsible Officer on behalf of the Parent containing a consolidated projection of the revenues, expenditures (capital or otherwise) and results of operations and cash position of the Parent and each Subsidiary of the Parent and the amounts and ratios described in Sections 7.02 and 7.03 hereof as of the end of each month or, in the case of such amounts and ratios, as of the end of each fiscal quarter in the forthcoming fiscal year, together with a statement of the assumptions and estimates upon which such projections are based. Such projections, estimates and assumptions, as of the date of preparation thereof, shall be reasonable, made in good faith, shall be consistent with the Loan Documents, and shall represent the Parent’s best judgment as to such matters.

                      (g)        Certain Other Reports and Information. Promptly upon their becoming available to a Loan Party, such Loan Party shall deliver to the Agent, with a copy for each Lender a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which such Loan Party shall file with the SEC (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by such Loan Party to its stockholders, bondholders or the financial community generally, and (iii) all accountants’ management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other reports from outside accountants with respect to, such Loan Party or any of its Subsidiaries.
                      (h)        Further Information. Each Loan Party shall promptly furnish to the Agent, with a copy for each Lender such other information and in such form as the Agent or any Lender may reasonably request from time to time.
                      (i)         Notice of Certain Events. Promptly after a Responsible Officer’s knowledge of any of the following, a Loan Party shall give the Agent notice thereof with a copy for each Lender, together with a written statement of a Responsible Officer of such Loan Party setting forth the details thereof and any action with respect thereto taken or proposed to be taken by such Loan Party:
            (i)       Any Event of Default or Potential Default;
            (ii)      Any material adverse change in the business, operations or condition (financial or otherwise) or prospects of a Loan Party and its Subsidiaries taken as a whole;
            (iii)     Any pending or known threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting such Loan Party, except for matters that if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
            (iv)     Any material violation, breach or default by such Loan Party of or under any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of such Loan Party;
            (v)      Any Pension-Related Event, and such notice shall be accompanied by (A) a copy of any notice, request, return, petition or other document received by such Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan;
            (vi)     Any Environmental Claim pending or threatened against such Loan Party or any of their respective Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by such Loan Party or any of their respective Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect; and
           (vii)     The occurrence of a Change of Control.
                      (j)        Visitation; Verification. Each Loan Party shall permit such Persons as the Agent or any Lender may designate from time to time, at such Loan Party’s expense while an Event of Default is continuing and otherwise at the Agent’s or such Lender’s expense, to visit and inspect any of the properties of such Loan Party and of any Subsidiary of such Loan Party, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, key employees and independent accountants at such times and as often as the Agent or any Lender may request. Each Loan Party hereby authorizes such officers, key employees and independent accountants to discuss with the Agent or any Lender the affairs of such Loan Party and its Subsidiaries. The Agent or any Lender shall have the right to examine and verify accounts, inventory and other properties and liabilities of each Loan Party and its Subsidiaries from time to time, at such Loan Party’s expense while an Event of Default is continuing and otherwise at the Agent’s or such Lender’s expense, and each Loan Party shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent or such Lender in such verification.
                      6.02.    Insurance. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated.
                      6.03.    Payment of Taxes and Other Potential Charges and Priority Claims. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge
                      (a)        on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;
                      (b)        on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and
                      (c)        on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Loan Party or Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended; provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, such Loan Party or Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.
                      6.04.    Preservation of Corporate Status. Each Loan Party shall maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except to the extent that such failures would not cause a Material Adverse Effect; provided, however, that a Loan Party (other than the Borrowers or the Parent) may merge out of existence, liquidate, wind-up or dissolve if such merger, liquidation, winding-up or dissolution would not be disadvantageous, in any material respect, to a Loan Party and its Subsidiaries taken as a whole (as determined in good faith by the Parent) and will not materially adversely affect the Agent or any Lender (as reasonably determined by the Agent or such Lender).
                      6.05.    Governmental Approvals and Filings. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with the execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.
                      6.06.    Maintenance of Properties. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it (ordinary wear and tear excepted) and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Each Loan Party shall, and shall cause each of its Subsidiaries to, procure and maintain in full force and effect all franchises, patents, trademarks, trade names, service marks, copyrights, licenses and other rights, in each case, that are necessary in any material respect for the business and operation of the Guarantor and its Subsidiaries, taken as a whole.
                      6.07.    Avoidance of Other Conflicts. A Loan Party shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with
                      (a)        any Law,

                      (b)        its certificates of incorporation of by-laws (or other constituent documents), or
                      (c)        any agreement or instrument to which it is party or by which any of them or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, except for matters that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
                      Each Loan Party shall, and shall cause each of its Environmental Affiliates to, comply with, or operate pursuant to valid waivers of, applicable Environmental Laws, including, without limitation, to the extent required by and in accordance with applicable Environmental Laws, conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity and completing proper, thorough and effective clean-up, removal, remediation and/or restoration, except to the extent that failure so to comply with any Environmental Law does not have a Material Adverse Effect, and except that, with respect to any testing, monitoring, clean-up, removal, remediation or other such action required pursuant to such Environmental Laws, neither a Loan Party nor any of its Environmental Affiliates shall be required to perform any such action if the applicability or validity thereof is being contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP.
                      6.08.    Financial Accounting Practices. Each Loan Party shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and, except as set forth in a management letter delivered to the Parent by its independent accountants and as set forth in Parent’s periodic reports filed with the SEC, maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
                      6.09.    Use of Proceeds. The Borrowers shall use the proceeds of the Loans and the Letters of Credit to refinance the Existing Credit Facility and for general corporate purposes (including acquisitions and stock repurchases permitted by this Agreement) and shall not use any such proceeds directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.10 hereof, or inconsistent with any other provision of any Loan Document.
                      6.10.    Continuation of or Change in Business. Each Loan Party and each of its Subsidiaries shall continue to engage in the same or a related line of business as conducted and operated during the present and preceding fiscal year, and a Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any other unrelated line of business.

                      6.11.    Consolidated Tax Return. A Loan Party shall not, and shall not suffer any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Parent, the Borrowers and their respective Subsidiaries.
                      6.12.    Fiscal Year. The Loan Parties shall not, and shall not suffer any of their respective Subsidiaries to, change their respective fiscal year or fiscal quarter (except to conform to the fiscal year of the Loan Parties).
                      6.13.    Covenant to Secure Note Equally. If a Loan Party or any Subsidiary of a Loan Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 7.05 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 10.03), it will make or cause to be made effective provision satisfactory in form and substance to the Agent (including, without limitation, opinions of counsel relating thereto) whereby the Notes and the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured. Securing the Notes as provided in this Section 6.13 shall not be deemed to permit the existence of any Lien not permitted by Section 7.05.
                      6.14.    Additional Guarantors. The Parent will cause each Person which is or becomes a Domestic Subsidiary to become a Guarantor as promptly as practicable after (but in any event within ninety (90) days of) the date such Person first becomes a Domestic Subsidiary by causing such Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty, together with all documents which the Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such Subsidiary Guaranty, and any other matters reasonably determined by the Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Agent.
ARTICLE VII
NEGATIVE COVENANTS
                      So long as any Loan or Letter of Credit is outstanding, any Obligation is outstanding, the Issuing Bank has any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders have any obligation to make any Loan, the Loan Parties hereby covenant to the Lender as follows:
                      7.01.    Anti-Terrorism Laws. The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrowers’ compliance with this Section 7.01.
                      7.02.    Leverage. As of the last day of each fiscal quarter, the Consolidated Leverage Ratio shall not be greater than 3.0 to 1.0 for each fiscal quarter ending after the Closing Date.
                      7.03.    Interest Coverage. As of the last day of each fiscal quarter, the Consolidated Interest Coverage Ratio shall not be less than 3.0 to 1.0.
                      7.04.    License Agreement. Without the prior written consent of the Agent, the Borrowers shall not amend, modify or supplement the License Agreement in any manner that would be materially disadvantageous to the Borrowers and shall not exercise any right to terminate the License Agreement.
                      7.05.    Liens. A Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), except for the following:
                      (a)        Liens existing on the date hereof securing obligations existing on the date hereof, as such Liens and obligations are listed in Schedule 7.05 hereto (and extension, renewal and replacement Liens upon the same property theretofore subject to a listed Lien, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing);
                      (b)        Liens arising from taxes, assessments, charges or claims described in Section 6.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 6.03;
                      (c)        Liens incurred or deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen’s compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;
                      (d)        Liens by a Loan Party or a Subsidiary of a Loan Party on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing in property at the time of purchase thereof by a Loan Party or a Subsidiary of a Loan Party, provided that (i) such Lien is created before or substantially simultaneously with the purchase of such property by such Loan Party or such Subsidiary, (ii) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof and (iii) the aggregate amount secured by all Liens described in this Section 7.05(d) plus Liens described in Section 7.05(j) shall not at any time exceed $25,000,000;
                      (e)        Liens by a Subsidiary of any Loan Party (other than another Loan Party) securing Indebtedness of such Subsidiary permitted by Section 7.06(d) hereof;

                      (f)        Liens resulting from the recharacterization of any Capitalized Lease or Liens resulting or deemed to result from any synthetic lease, in either case as permitted by Section 7.06(f) hereof;
                      (g)        Judgment liens fully bonded or stayed pending appeal;
                      (h)        Liens in favor of the United States which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;
                      (i)        Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in the title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not individually or in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, a Loan Party and its Subsidiaries, taken as a whole;
                      (j)        Any other Liens securing Indebtedness in an aggregate amount, together with Liens permitted pursuant to Section 7.05(d) hereof, not in excess of $25,000,000 at any one time outstanding; and
                      (k)        Purchase money Liens on equipment acquired for resale securing obligations outstanding for not more than ninety days after the relevant invoice date in an aggregate amount for all such obligations not exceeding $35,000,000 at any time outstanding.
                      7.06.    Indebtedness. A Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
                      (a)        Indebtedness to the Lenders pursuant to this Agreement and the other Loan Documents;
                      (b)        Indebtedness of the Parent and its Subsidiaries existing on the date hereof and listed in Schedule 7.06 hereof, including any extensions, renewals or refinancings thereof (but not in excess of the aggregate amount outstanding as of the date hereof as listed on such Schedule);
                      (c)        Any other Indebtedness incurred by the Parent and its Subsidiaries from time to time and not otherwise addressed in Sections 7.06(a), 7.06(b), 7.06(d) or 7.06(e); provided, that the aggregate principal amount of such Indebtedness shall not exceed $40,000,000 at any time;
                      (d)        (i) Indebtedness of any Subsidiary of a Loan Party (other than another Loan Party) to any other Subsidiary of a Loan Party (other than a Loan Party) or (ii) Indebtedness of any Loan Party to any other Loan Party or any Subsidiary of a Loan Party (other than a Loan Party);
                      (e)        Indebtedness incurred by any Subsidiary of a Loan Party (other than another Loan Party) in favor of a Loan Party, provided that (i) any such Subsidiary involved in any such lending arrangement be consolidated, for financial statement reporting purposes, with the Parent, (ii) no Event of Default or Potential Default then exists or would result from any such lending arrangement at the time of such lending arrangement and after giving effect thereto and (iii) the aggregate principal amount of Indebtedness of any one or more of such Subsidiaries (other than a Loan Party) in favor of any one or more Loan Parties under this Section 7.06(e) shall not exceed $10,000,000 in the aggregate at any one time, net of any amounts owing by any Loan Party to any Subsidiary of any Loan Party (other than a Loan Party); provided that Indebtedness for the purpose of any Acquisition permitted pursuant to Section 7.11(a) shall not be included in such determination;
                      (f)        Capitalized Lease Obligations and obligations arising under synthetic leases of the Parent or any of its Subsidiaries not in excess of $25,000,000 and which when taken together with Indebtedness addressed in Section 7.06 (c) above is not in excess of the aggregate amount of $40,000,000 at any one time, provided that any such Capitalized Leases are otherwise permitted by Section 7.14; and
                      (g)        Indebtedness of one or more Loan Parties pursuant to an unsecured line of credit in the maximum aggregate amount of $25,000,000 for the purpose of providing financing to such Loan Parties in connection with vendor purchasing relationship of such Loan Parties;
provided, however, that Indebtedness borrowed by the Borrowers from any Affiliate of the Borrowers shall be subordinated to the Revolving Credit Notes (except to the extent that any such requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) on the terms identified in Exhibit G attached hereto.
                      7.07.    Guarantees, Indemnities of the Borrowers, etc. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, be or become subject to or bound by any Guaranty Equivalent, except for the Obligations owed to the Lenders under the Loan Documents and:
                      (a)        Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;
                      (b)        Guaranty Equivalents securing Assured Obligations permitted pursuant to Section 7.06;
                      (c)        Indemnities of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law; and
                      (d)        Guaranty Equivalents constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with an acquisition or disposition of stock or assets by any Loan Party or any Subsidiary of a Loan Party.
                      7.08.    Loans, Advances and Investments. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, except:

                      (a)        Capital contributions to, the purchase of interests in, and other investments in any Loan Party and any Subsidiary of a Loan Party, including the repurchase by Parent of its own capital stock;
                      (b)        Loans or advances, so long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto, permitted under Section 7.06(e);
                      (c)        So long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto, investments in any Person other than a Loan Party or a Subsidiary of a Loan Party where (i) such Person is in the same or a similar line of business as any Loan Party or any Subsidiary of a Loan Party, (ii) such investment is in the form of an Acquisition and (iii) after giving effect to such investment the unused availability under the Revolving Credit Commitments, in the aggregate, is greater than $20,000,000, provided, that when the consideration payable in connection with any such Acquisition exceeds $50,000,000, such Acquisition shall require the consent of the Required Lenders; and
                      (d)        Cash Equivalent Investments.
                      7.09.    Dividends and Related Distributions. A Loan Party shall not, and shall not permit any of its Subsidiaries to, declare or make any Stock Payment if an Event of Default or Potential Default shall have occurred and is continuing or if the same shall occur after giving effect thereto. In addition, without the prior written consent of the Required Lenders, no Loan Party shall make any Stock Payment that is a repurchase or redemption of capital stock of the Parent at any time if, after taking into account the payment of the contemplated Stock Payment, (i) the Consolidated Leverage Ratio as of the end of the most recently completed fiscal quarter, calculated on a pro forma basis to include any borrowing to be made in connection with such Stock Payment as if such borrowing had occurred on the last day of such fiscal quarter, exceeds 2.75 to 1.0. or (ii) the aggregate Revolving Credit Committed Amounts of all Lenders would exceed the Revolving Credit Extensions of Credit by less than Twenty Million Dollars ($20,000,000).
                      7.10.    Sale-Leasebacks. Other than in an aggregate amount not in excess at any one time of $10,000,000 and other than in connection with a synthetic lease (to the extent that such lease transaction may be characterized as a sale-leaseback transaction) permitted pursuant to Section 7.06(f), a Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time enter into or suffer to remain in effect any transaction to which such Loan Party or Subsidiary is a party involving the sale, transfer or other disposition by such Loan Party or Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes.
                      7.11.    Mergers, Acquisitions, etc. A Loan Party shall not, and shall not permit any of its Subsidiaries to (v) merge with or into or consolidate with any other Person, (w) liquidate, wind-up, dissolve or divide, (x) acquire all or any substantial portion of the properties of any going concern or going line of business, or (y) acquire all or any substantial portion of the properties of any other Person other than in the ordinary course of business, except:

                      (a)        Acquisitions (as defined herein) that satisfy the conditions set forth in Section 7.08(c) hereof; and.
                      (b)        Provided that no Event of Default or Potential Default shall occur and be continuing or shall exist at such time or after giving effect to such transaction, a Loan Party (other than the Parent or Borrowers) may merge out of existence, liquidate, wind-up or dissolve if such merger, liquidation, winding-up or dissolution (i) would not be disadvantageous, in any material respect, to such Loan Party and its Subsidiaries taken as a whole (as determined in good faith by the Parent) and (ii) would not adversely affect the Lenders (as reasonably determined by the Agent).
                      7.12.    Dispositions of Properties. A Loan Party shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties, except:
                      (a)        Each Loan Party and each Subsidiary of each Loan Party may sell inventory in the ordinary course of business;
                      (b)        Each Loan Party and each Subsidiary of each Loan Party may license or otherwise reasonably convey its intellectual property and other intangible assets to the extent and in the manner that is characteristic of the industry of the Loan Parties provided that such Loan Party or Subsidiary of a Loan Party shall do nothing to prevent a collateral assignment of any such license agreement to the Agent, for the benefit of the Lenders; and
                      (c)        Each Loan Party and each Subsidiary of each Loan Party may dispose of property which is obsolete or no longer useful in the business of the Borrowers or such Subsidiary.
                      7.13.    Dealings with Affiliates. A Loan Party shall not, directly or indirectly, deal with, in the ordinary course of business or otherwise, any Affiliate (other than another Loan Party), except in transactions which are pursuant to the reasonable requirements of such Loan Party’s ordinary course business operations and which are on no less favorable terms to such Loan Party than would be the case with a similar transaction with an unaffiliated Person negotiated at arm’s length.
                      7.14.    Capital Expenditures. A Loan Party shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures on or after the date hereof if an Event of Default or Potential Default shall have occurred and is continuing or if the same shall occur after giving effect thereto.
                      7.15.    Limitation on Other Restrictions on Liens. The Loan Parties shall not enter into, become or remain subject to any agreement, covenant or instrument to which such Person is a party or by which such Person or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit (i) the payment of any Stock Payment to the Lenders, (ii) the incurrence of additional Indebtedness to the Lenders, whether pursuant to this Agreement or otherwise, except the Loan Documents, or (iii) the grant of any Lien upon any of its properties (now owned or hereafter acquired) (any such agreement, covenant or instrument, or provision thereof, containing such prohibition on the granting of Liens is referred to hereinafter in this Section 7.15 as a “Negative Pledge Provision”) unless such Negative Pledge Provision expressly permits such Person to grant Liens in favor of the Lenders; such Negative Pledge Provision may additionally require that, when any Liens are granted to the Lenders, such Liens shall also be granted on a pari passu basis to the obligee of such Negative Pledge Provision, provided, however, that no Loan Party and no Subsidiary thereof shall be permitted to grant any such obligee any Liens which are not permitted by Section 7.05 hereof.
                      7.16.    Limitations or Other Restrictions on Dividends by Subsidiaries. A Loan Party will not, nor will it permit any of its Subsidiaries to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of any Subsidiary of such Loan Party, or otherwise) on the right of any Subsidiary of any Loan Party from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by the Borrowers or any Subsidiary of the Borrowers, (x) pay any indebtedness, obligations or liabilities from time to time owed to the Borrowers or any Subsidiary of the Borrowers, (y) make loans or advances to the Borrowers or any Subsidiary of the Borrowers, or (z) transfer any of its properties or assets to the Borrowers or any Subsidiary of the Borrowers, except:
                      (a)        Restrictions pursuant to the Loan Documents;
                      (b)        Legal restrictions of general applicability under the corporation law under which such Subsidiary is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Subsidiary generally; and
                      (c)        With respect to clause (z) above: nonassignment provisions of any executory or other contract, performance contract, performance bond, or of any lease by the Borrowers or such Subsidiary as lessee.
ARTICLE VIII
DEFAULTS
                      8.01.    Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):
                      (a)        Any Loan Party shall fail to pay (i) when due principal of any Loan or any Letter of Credit Reimbursement Obligation, (ii) within three (3) days after the date when due, interest on any Loan or any Letter of Credit Reimbursement Obligation, or (iii) within ten (10) days after the date when due, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document.
                      (b)        Any representation or warranty made or deemed made by any Loan Party or any Subsidiary of any Loan Party in or pursuant to or in connection with any Loan Document, or any statement made by any Loan Party or any Subsidiary of any Loan Party in any financial statement, certificate, report, exhibit or document furnished by any Loan Party or any Subsidiary of any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan

Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading in any material respect).
                      (c)        Any Loan Party shall default in the performance or observance of Section 7.02, Section 7.03 or Section 7.12; or any Loan Party shall default in the performance or observation of any other covenant contained in Article VII hereof or the covenant contained in Section 6.01(i) hereof and such default shall have continued for a period of ten (10) days.
                      (d)        Any Loan Party shall default in the performance or observance of any other material covenant, agreement or duty under this Agreement or any other Loan Document and such default shall have continued for a period of thirty (30) Business Days.
                      (e)        Any Loan Party or any Subsidiary of any Loan Party shall default beyond any applicable cure period in the payment of principal or interest on any obligation for borrowed money or other Indebtedness in excess of $5,000,000 or in the performance of any provision contained in any instrument under which any such obligation for borrowed money or other Indebtedness is created or secured (including the breach of any covenant thereunder) if an effect of such default is to cause, or permit any Person to cause such obligation to become due prior to its stated maturity, unless, solely with respect to a non-payment default (i) such Loan Party or such Subsidiary is actively and diligently contesting the existence of such default an (ii) the obligee has not taken any action to accelerate the maturity of such obligation or to exercise any other remedy available to it under such instrument.
                      (f)        One or more judgments for the payment of money shall have been entered against any Loan Party or any Subsidiary of any Loan Party, which judgment or judgments (net of insurance coverage) exceed $5,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of thirty (30) consecutive days.
                      (g)        Any one or more Pension-Related Events referred to in subsection (a)(ii), (b) or (e) of the definition of “Pension-Related Event” shall have occurred; or any one or more other Pension-Related Events shall have occurred and the Required Lenders shall determine in good faith (which determination shall be conclusive absent manifest error) that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.
                      (h)        There shall have occurred an event or series of events which cause a Material Adverse Effect.
                      (i)        A proceeding shall have been instituted in respect of any Loan Party or any Subsidiary of any Loan Party
            (i)      seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect and such proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or
            (ii)      seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.
                      (j)        Any Loan Party or any Subsidiary of any Loan Party shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(i)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(i)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property other than proceedings for the voluntary liquidation and dissolution of a Subsidiary of the Parent permitted by Section 6.04 or Section 7.11(b) hereof; or shall take any action in furtherance of any of the foregoing.
                      (k)        This Agreement or any Loan Document or term or provision hereof or thereof shall cease to be in full force and effect, or the Borrowers shall, or shall purport to, terminate (other than termination in accordance with the terms of this Agreement), repudiate, declare voidable or void or otherwise contest, this Agreement or any Loan Document or term or provision hereof or thereof or any obligation or liability of the Borrowers hereunder or thereunder.
                      (l)        The Parent shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding capital stock of the Borrowers.
                      (m)        A Change of Control shall occur.
                      8.02.    Consequences of an Event of Default.
                      (a)        If an Event of Default specified in subsections (a) through (h) or (k) through (m) of Section 8.01 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, the Issuing Bank shall be under no further obligation to issue Letters of Credit hereunder, and the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, from time to time do any or all of the following:

            (i)      Declare the Revolving Credit Commitment and the commitment of the Swingline Lender to make Swingline Loans terminated, whereupon the Commitments and such commitment to make Swingline Loans will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.
            (ii)      Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.
                      (b)        If an Event of Default specified in subsection (i) or (j) of Section 8.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments and the commitment of the Swingline Lender to make Swingline Loans shall automatically terminate and the Lenders shall be under no further obligation to make Loans, the Issuing Bank shall be under no further obligation to issue Letters of Credit, and the unpaid principal amount of the Loans, Letter of Credit Reimbursement Obligations, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.
                      (c)        Without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if all of the Obligations shall have become due and payable pursuant to clause (a) or (b) of this Section 8.02, the Borrowers shall immediately pay to the Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. Amounts in the Letter of Credit Collateral Account shall be applied by the Agent to the Obligations as the Required Lenders shall elect.
ARTICLE IX
THE AGENT
                      9.01.    Appointment. Each Lender hereby irrevocably appoints Citizens to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Citizens hereby agrees to act as Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10 hereof. Each Lender hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

                      9.02.    General Nature of Agent’s Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:
                      (a)        The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist; provided, however, that nothing contained in this Article IX shall affect the express duties and responsibilities of the Agent to the Borrowers under this Agreement and the other Loan Documents.
                      (b)        The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.
                      (c)        The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrowers or any other Person (except only for its relationship as agent for the Lenders, and its express duties and responsibilities to the Lenders and the Borrowers, as provided in this Agreement and the other Loan Documents).
                      (d)        The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.
                      9.03.    Exercise of Powers. The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent’s rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. Subject to Section 9.04(a) hereof, the Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section.
                      9.04.    General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

                      (a)        Neither the Agent nor the Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.
                      (b)        Neither the Agent nor the Issuing Bank shall be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, or (iii) any failure of any Lender to perform any of its obligations under this Agreement or any other Loan Document.
                      (c)        Neither the Agent nor the Issuing Bank shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrowers or their respective Subsidiaries, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers or their Subsidiaries, or any other Person, or (iii) except to the extent set forth in Section 9.05(f) hereof, the existence of any Event of Default or Potential Default.
                      (d)        Neither the Agent nor the Issuing Bank shall be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent or the Issuing Bank to such Lender.
                      9.05.    Administration by the Agent and the Issuing Bank.
                      (a)        Each of the Agent and the Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and each of the Agent and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.
                      (b)        Each of the Agent and the Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Agent or the Issuing Bank, respectively, or in-house or other counsel for any Borrowers), independent public accountants and any other experts selected by it from time to time, and each of the Agent and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.
                      (c)        Each of the Agent and the Issuing Bank may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent or the Issuing Bank in accordance with the requirements of this Agreement or any other Loan Document. Whenever either the Agent or the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Borrowers or any Lender, such matter may be established by a certificate of the applicable Borrowers or such Lender, as the case may be, and either the Agent or the Issuing Bank may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).
                      (d)        Each of the Agent and the Issuing Bank may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent and the Issuing Bank by reason of taking or continuing to take any such action.
                      (e)        The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected and supervised by it with reasonable care.
                      (f)        Neither the Agent nor the Issuing Bank shall be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender or any Borrowers referring to this Agreement, describing such Event of Default or Potential Default. If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender and if the Issuing Bank receives such a notice, the Issuing Bank shall give prompt notice thereof to the Agent.
                      9.06.    Lender Not Relying on Agent or Other Lenders. Each Lender acknowledges as follows:
            (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it;
            (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents; and
            (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.
                      9.07.    Indemnification. Each Lender agrees to reimburse and indemnify each of the Agent and the Issuing Bank and their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrowers and without limitation of the obligations of the Borrowers to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or the Issuing Bank or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Agent or the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction. Payments under this Section 9.07 shall be due and payable on demand, and to the extent that any Lender fails to pay any such amount on demand, such amount shall bear interest for each day from the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the Prime Rate.
                      9.08.    Agent in its Individual Capacity. With respect to its Revolving Credit Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lenders,” “holders of Notes” and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, the Borrowers and any stockholder, subsidiary or affiliate of the Borrowers, as though the Agent were not the Agent hereunder.
                      9.09.    Holders of Notes. The Agent may deem and treat the Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 10.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.
                      9.10.    Successor Agent. The Agent may resign at any time by giving 10 days’ prior written notice thereof to the Lenders and the Borrowers. The Agent may be removed by the Required Lenders at any time by giving 10 days’ prior written notice thereof to the Agent, the other Lenders and the Borrowers. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized or licensed under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrowers or Lender for whose account such payment is made.
                      9.11.    Additional Agents. If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lenders and if the Borrowers and the Required Lenders shall consent (which consent shall not be unreasonably withheld), the Agent and the Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Agent, to act as co-Agent, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.
                      9.12.    Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled.
                      9.13.    Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by the Borrowers to be made that such Lender will not make its Pro Rata share of such Loans, the Agent may assume that such Lender will make its Pro Rata share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall pay such amount on demand), together with interest, for the Agent’s own account, for each day from and including the date of the Agent’s payment to and including the date of repayment to the Agent (before and after judgment) at the rate per annum applicable to such Loans. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.
                      9.14.    Other Agents. As used in this Agreement, the term “Agent” shall only include Agent. No Lead Arranger, Book Runner, Syndication Agent or Co-Documentation Agent shall have any rights, obligations or responsibilities hereunder in such capacity.
ARTICLE X
MISCELLANEOUS
                      10.01.   Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 2.04(c) with respect to LIBOR Funding Periods) and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.
                      10.02.   Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender’s Revolving Credit Committed Amount and the accrued and unpaid Commitment Fees and fees pursuant to Section 3.02 hereof shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.
                      10.03.   Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Required Lenders and the Borrowers may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions or changing in any manner the rights and duties of the Borrowers, the Agent or any Lender. Any such amendment, modification or supplement made in accordance with the provisions of this Section shall be binding upon the Borrowers, each Lender and the Agent. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:
                      (a)        Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;
                      (b)        Reduce the principal amount of or extend the time for any payment of any Loan, or reduce the amount of or rate of interest or extend the time for payment of interest borne by any Loan or extend the time for payment of or reduce the amount of any Commitment Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender affected thereby;
                      (c)        Change the definition of “Required Lenders” or amend this Section 10.03, without the written consent of all the Lenders;
                      (d)        Release all or substantially all of the Guarantors or reduce the Guaranteed Obligations of all or substantially all of the Guarantors under any of the Subsidiary Guarantees, other than in connection with a sale or other disposition which is in compliance with this Agreement and the Loan Documents (a “Permitted Sale”), without the written consent of the all Lenders;
                      (e)        Release any “Guarantor” or reduce any Guaranteed Obligations of any Guarantor under the Parent Guaranty, other than in connection with a Permitted Sale or the liquidation, dissolution or merger of a Guarantor permitted hereby, without the written consent of all Lenders;

                      (f)        Amend or waive any of the provisions of Article IX hereof, or impose additional duties upon the Agent or any Issuing Bank or otherwise adversely affect the rights, interests or obligations of the Agent or any Issuing Bank, without the written consent of the Agent and the Issuing Banks;
                      (g)        Amend or waive any of the provisions of Section 2.13 or 2.14 hereof, or impose additional duties upon the Swingline Lender or otherwise adversely affect the rights, interests or obligations of the Swingline Lender, without the written consent of the Swingline Lender; or
                      (h)        change any voting percentages without the written consent of all the Lenders;
and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.
                      10.04.   No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which either the Agent or any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.
                      10.05.   Notices; Effectiveness; Electronic Communication.
            (a)      Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
            (i)       if to a Borrower, a Guarantor, the Agent, the Issuing Banks or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereto; and
            (ii)      if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (or, if it has not furnished an Administrative Questionnaire, on its signature page hereto).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not received during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
            (b)        Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
            Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
            (c)        Change of Address, Etc. Each of the Borrowers, the Guarantors, the Agent, the Issuing Banks and the Swingline Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by written notice to the Borrowers, the Agent, the Issuing Bank Representative and the Swingline Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
            (d)        Reliance by Administrative Agent, L/C Issuer and Lenders. The Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Standard Notices and notices of Swingline loans) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the Issuing Banks, each Lender and their Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such

Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
                      10.06.   Expenses; Taxes: Indemnity.
                      (a)        The Borrowers agree to pay or cause to be paid and to save the Agent and each of the Lenders harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs to the Agent and, with respect to costs incurred by the Agent, or any Lender pursuant to clause (iii) below, such counsel and local counsel) incurred by the Agent, or in the case of clause (iii) below any Lender from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) any requested amendments, modifications, supplements; waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of an outstanding Loan, Reimbursement Obligation or any other amount owing hereunder or thereunder by the Agent or any Lender and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).
                      (b)        The Borrowers hereby agree to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrowers agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.
                      (c)        The Borrowers hereby agree to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by any Loan Party or any Subsidiary of any Loan Party or any Environmental Affiliate of any of them; any Environmental

Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; or any exercise by the either the Agent or any Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrowers under this subsection (c), or any other indemnification obligation of the Borrowers hereunder or under any other Loan Document, are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.
                      10.07.   Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
                      10.08.   Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.
                      10.09.   Duration; Survival. All representations and warranties of each Loan Party contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender, the making of any Loan, the issuance of any Letter of Credit or any other event or condition whatever. All covenants and agreements of each Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow hereunder or request the issuance of Letters of Credit hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrowers hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrowers’ right to borrow or to request the issuance of Letters of Credit hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payment to or indemnify the Agent shall survive the payment in full by the Borrowers of all Obligations, termination of the Borrowers’ rights to borrow hereunder, and all other events or conditions whatsoever.
                      10.10.   Counterparts. This Agreement maybe executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
                      10.11.   Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrowers shall not be required to make any payment to or for the account of any Lender, and any Lender shall refund any payment made by the Borrowers, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.
                      10.12.   Set-Off. Each Loan Party hereby agrees that, to the fullest extent permitted by law, if an Event of Default shall occur and be continuing, and if any Obligation of such Loan Party shall be due and payable (by acceleration or otherwise), each Lender shall have the right, without notice to such Loan Party, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to such Loan Party by such Lender, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by such Loan Party with such Lender. If an Event of Default shall occur and be continuing, such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender or any other Person shall have given notice or made any demand to the such Loan Party or any other Person, whether such indebtedness, obligation or liability owed to such Loan Party is contingent, absolute, matured or unmatured (it being agreed that such Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any other Person. Each Loan Party hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender or any Participant shall have the same rights of set-off as a Lender as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of such Loan Party). The rights provided by this Section are in addition to all other rights of set-off and banker’s lien and all other rights and remedies which any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers’ lien of any such Person.
                      10.13.   Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrowers Pro Rata to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared Pro Rata among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a Pro Rata sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrowers hereby consent to and confirm the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.
                      10.14.   Successors and Assigns; Participation; Assignments.
                      (a)        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, all future holders of the Notes, the Agent and their respective successors and assigns, except that any Loan Party may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent (which consent shall not be unreasonably withheld or delayed) and any purported assignment without such consent shall be void.
                      (b)        Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a “Participant”) in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Revolving Credit Commitments and the Loans owing to it and any Note held by it); provided, that
            (i)       any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged,
            (ii)      such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
            (iii)      the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents,
            (iv)      such Participant shall be bound by the provisions of Section 10.13 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound,
            (v)       no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described in subsections (a), (b), (c), (d), (e) or (f) of Section 10.03 hereof; notwithstanding the foregoing, in no event shall any participation by any Lender have the effect of releasing such Lenders from its obligations hereunder, and
            (vi)      no Participant shall be an Affiliate of any Loan Party or, in the reasonable judgment of the Agent and the Borrowers, a competitor of a Loan Party, or an Affiliate of a competitor of a Loan Party.

Each Loan Party agrees that any such Participant shall be entitled to the benefits of Sections 2.10 and 10.06 hereof with respect to its participation in the Revolving Credit Commitment and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transfer Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.
                      (c)        Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at anytime assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Revolving Credit Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a “Purchasing Lender”); provided, that
            (i)       any such assignment to a Purchasing Lender which is not a Lender, an affiliate of a Lender or a Federal Reserve Bank shall be made only with the consent of the Borrowers and the Agent, which consent shall not be unreasonably withheld or delayed, provided that if an Event of Default is then outstanding, any such assignment shall not require the consent of the Borrowers,
            (ii)      if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $5,000,000 of the Revolving Credit Commitments and Revolving Credit Extensions of Credit then outstanding, and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Revolving Credit Commitments and Revolving Credit Extensions of Credit then outstanding,
            (iii)      each such assignment shall be of a constant, and not a varying, percentage of each Revolving Credit Commitment of the transferor Lender and of all of the transferor Lender’s rights and obligations under this Agreement and the other Loan Documents, and
            (iv)      each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit H to this Agreement, duly completed (a “Transfer Supplement”).
In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the “Transferor Lender Notes”) and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Transfer Supplement
            (x)        the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

            (y)        the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.
On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrowers, at their expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender’s assigned Revolving Credit Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Revolving Credit Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes “exchanged” and deliver them to the applicable Borrowers. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.
                      (d)        Designation.
            (i)       Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designated Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.
            (ii)      Subject to the terms of this Section 10.14(d), as to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any Loan Documents) and to exercise, exclusively in the place and stead of such SPV, all of such SPV’s voting rights under this Agreement in the discretion of such Designation Lender, until the occurrence and continuation of an Event of Default. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.
            (iii)      Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the later of (a) payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, (b) the payment in full of all Loans and Letter of Credit Reimbursement Obligations, and (c) the termination of all Commitments and the expiration or termination of all Letters of Credit, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.
            (iv)      In addition, notwithstanding anything to the contrary contained in this Section 10.14(d) or otherwise in this Agreement (other than the proviso set forth directly below in the Section 10.14(d)(iv), any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV information relating to its Loans that pertains to Borrowers’ performance under the Loan Documents and all other information relating to its Loans provided by Borrowers pursuant to Section 6.01, other than that described in Section 6.01(f) and other than non-public information provided pursuant to Section 6.01(g). In no event shall the Borrowers be obligated to pay to any SPV that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Agreement if the Designating Lender had made such Loan. This Section 10.14(d) may not be amended without the written consent of any Designating Lender affected thereby.
                      (e)        Register. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
                      (f)        Financial and Other Information. Each Loan Party authorizes the Agent and each Lender to disclose to any Participant and any prospective transferee any and all financial and other information in such Person’s possession concerning any Loan Party and their respective Subsidiaries and affiliates which has been or may be delivered to such Person by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document or such Person’s credit evaluation of any Loan Party and their respective Subsidiaries and affiliates; provided, however, that each prospective Participant and each prospective assignee or transferee of any interest in the Loan Documents shall be required to agree to the confidentiality provisions of this Agreement as contained in Section 10.17 hereto, prior to any such disclosure.
                      10.15.   Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability.

                      (a)        Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.
                      (b)        Certain Waivers. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:
            (i)       AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, “RELATED LITIGATION”) MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);
            (ii)      WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PERSON;
            (iii)      CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE LOAN PARTY AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND
            (iv)      WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.
                      (c)        Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY A LOAN PARTY AGAINST THE AGENT, ANY ISSUING BANK OR ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE AGENT, ISSUING BANK OR LENDER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF

CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
                      10.16.   Termination of Existing Revolving Credit Facilities. Upon the execution and delivery of this Agreement by each of the parties hereto and the satisfaction of each of the other conditions set forth in Section 5.01 hereof, the Existing Revolving Credit Facilities and the Security Documents (as defined therein) and the obligations of Citizens, as lender thereunder to make Revolving Credit Extensions of Credit thereunder shall be, and hereby are, terminated and Citizens shall cause any Liens securing the Obligations thereunder to be terminated or released. Notwithstanding the foregoing, to the extent that any Revolving Credit Extensions of Credit or any other Obligations remain outstanding under any of the Existing Revolving Credit Facilities (including without limitation Letters of Credit), the Loan Parties hereby acknowledge and agree that such Revolving Credit Extensions of Credit and other Obligations (i) shall constitute Obligations of the Loan Parties hereunder and not under any of the Existing Revolving Credit Facilities, (ii) shall be reallocated among the Lenders on the Closing Date based upon the changes in each Lender’s respective Commitment Percentage, and (iii) to the extent that any Lender under this Agreement receives a payment on account of such reallocation, neither Section 2.07(b) of the Existing Credit Agreement nor Section 2.06(b) of this Agreement shall apply to such payment.
                      10.17.   Confidentiality. Each party hereto agrees to keep confidential any information concerning the business and financial activities of the other party hereto obtained in connection with this Agreement except information which (a) is lawfully in the public domain, (b) is obtained from a third party who is not bound by an obligation of confidentiality with respect to such information, (c) is required to be disclosed to any Governmental Authority having jurisdiction over such person but only to the extent of such requirement, or (d) is disclosed by the Agent or any Lender in accordance with Section 10.14 hereof.
[Signature pages begin on following page]

SIGNATURE PAGE 1 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
                      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.
BORROWERS:
BLACK BOX CORPORATION OF
PENNSYLVANIA
By: /s/ Michael McAndrew
Title: Vice President, Secretary and Treasurer
NORSTAN, INC.
By: /s/ Michael McAndrew
Title: Vice President, CFO, Secretary and Treasurer
Address for Notices: 1000 Park Drive
Lawrence, PA 15055
Attn: Michael McAndrew
Telephone: (724) 873-6925
Telecopier: (724) 873-6799
Email:        Mike.McAndrew@BlackBox.com
GUARANTORS:
BLACK BOX CORPORATION and each of the
DOMESTIC SUBSIDIARIES listed on Annex C
attached hereto and made a part hereof
By: /s/ Michael McAndrew
Title:   Secretary
           of Black Box Corporation and of each of the
           Domestic Subsidiaries listed on Annex C hereto
Address for Notices: 1000 Park Drive
Lawrence, PA 15055
Attn: Michael McAndrew
Telephone: (724) 873-6925
Telecopier: (724) 873-6799
Email:        Mike.McAndrew@BlackBox.com

SIGNATURE PAGE 2 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
AGENT:
CITIZENS BANK OF PENNSYLVANIA
By: /s/ Curtis C. Hunter
Title: Vice President
Address for Notices:
29th Floor
525 William Penn Place
Pittsburgh, PA 15219
Attn: Debra L. McAllonis
Senior Vice President
Telephone: (412) 867-2421
Telecopier: (412) 552-6307
Email:        Debra.McAllonis@Citizensbank.com
LENDERS:
CITIZENS BANK OF PENNSYLVANIA
By: /s/ Curtis C. Hunter
Title: Vice President
Address for Notices:
29th Floor
525 William Penn Place
Pittsburgh, PA 15219
Attn: Debra L. McAllonis
Senior Vice President
Telephone: (412) 867-2421
Telecopier: (412) 552-6307
Email:        Debra.McAllonis@Citizensbank.com

SIGNATURE PAGE 3 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
WACHOVIA BANK, NATIONAL
ASSOCIATION
By: /s/ Patrick J. Kaufmann
      Patrick J. Kaufmann
Title: Senior Vice President
Address for Notices:
2240 Butler Pike (PA 5414)
Plymouth Meeting, PA 19462
Attention: Patrick Kaufmann
Telephone: (610) 397-2561
Telecopier: (610) 397-2558
Email:        patrick.kaufmann@wachovia.com

SIGNATURE PAGE 4 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
NATIONAL CITY BANK (successor by merger to
National City Bank of Pennsylvania)
By: /s/ Emil Kwaczala
Title: Vice President
Address for Notices:
20 Stanwix Street
Pittsburgh, PA 15222-4802
Attn: Emil C. Kwaczala
Telephone: (412) 644-7727
Telecopier: (412) 644-6224
Email:        Emil.Kwaczala@nationalcity.com

SIGNATURE PAGE 5 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
US BANK
By: /s/ Frances W. Josephic
Title: Vice President
Address for Notices:
1850 Osborne
Oshkosh, WI 54902
Attn: Rachel Beeman
Telephone: (920) 426-7951
Telecopier: (920) 426-7993
Email:        rachel.beeman@usbank.com

SIGNATURE PAGE 6 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
CITIBANK NA
By: /s/ Anthony Timpanaro
Title: Vice President
Address for Notices:
101 JFK Parkway
Short Hills, New Jersey 07078
Attn: Anthony Timpanaro
Telephone: (973) 921-2768
Telecopier: (973) 206-6670
Email:        anthony.timpanaro@citi.com

SIGNATURE PAGE 7 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
BANK OF AMERICA, N.A.
By: /s/ Kenneth G. Wood
Title: SVP
Address for Notices:
1600 J.F. Kennedy Blvd.
11th Floor
Philadelphia, PA 19103
Attn: Kenneth G. Wood
Telephone: 267-675-0209
Telecopier: 267-675-0219
Email:        kenneth.g.wood@bankofamerica.com

SIGNATURE PAGE 8 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
KEYBANK NATIONAL ASSOCIATION
By: /s/ David A. Wild
Title: Vice President
Address for Notices:
127 Public Square, 6th Floor
Cleveland, OH 44114
Attn: David Wild
Telephone: (216) 689-5855
Telecopier: (216) 689-0511
Email: david_a_wild@keybank.com

SIGNATURE PAGE 9 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
FIFTH THIRD BANK
/s/ Jim Janovsky
By:    Jim Janovsky
Title: Vice President
Address for Notices:
Gulf Tower
707 Grant Street
Pittsburgh, PA 15219
Attn: Jim Janovsky
Telephone: (412) 291-5457
Telecopier: (412) 291-5511
Email:        jim.janovsky@53.com

SIGNATURE PAGE 10 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
PNC BANK, NATIONAL ASSOCIATION
By: /s/ Thomas A. Majeski
Title: Vice President
Address for Notices:
One PNC Plaza, 2nd Floor
Pittsburgh, Pennsylvania 15222
Attn: Thomas Majeski
Telephone: (412) 762-2431
Telecopier: (412) 762-4718
Email:        thomas.majeski@pnc.com

SIGNATURE PAGE 11 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
THE BANK OF NEW YORK
By: /s/ David J. Lenckos
Title: Vice President
Address for Notices:
45th Floor, One Mellon Center
Room 4530
Pittsburgh, Pennsylvania 15258-0001
Attn: Daniel J. Lenckos
Telephone: (412) 234-0733
Telecopier: (412) 236-1914
Email:        lenckos.dj@mellon.com

SIGNATURE PAGE 12 OF 12 TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT
PEOPLE’S UNITED BANK
/s/ George F. Paik
George F. Paik
Vice President
Address for Notices:
850 Main Street RC 12-455
Bridgeport, Connecticut 06604
Attn: George F. Paik
Telephone: (203) 338-3563
Telecopier: (203) 338-7766
Email:        george.paik@peoples.com